UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

NEVRO CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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NEVRO CORP.

1800 Bridge Parkway

Redwood City, California 94065

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 21, 2020

To the Stockholders of Nevro Corp.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of Nevro Corp., a Delaware corporation (the “Company”), will be held on May 21, 2020 at 10:30 a.m. Pacific time. This year’s Annual Meeting will be held entirely online to allow greater participation and improved communication and provide cost savings for our stockholders and the Company.  You will be able to attend and participate in the Annual Meeting online by visiting www.virtualshareholdermeeting.com/NVRO2020, where you will be able to listen to the meeting live, submit questions and vote.  The Annual Meeting will be held for the following purposes:

1.	To elect Frank Fischer, Shawn T McCormick and Kevin O’Boyle to hold office until the 2021 annual meeting of stockholders or until their successors are elected;
2.

To ratify the selection, by the Audit Committee of the Company’s Board of Directors, of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2020;

3.

To approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers as disclosed in the Proxy Statement accompanying this Notice of Annual Meeting of Stockholders; and

4.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice of Annual Meeting of Stockholders. Only stockholders who owned common stock of the Company at the close of business on March 27, 2020 (the “Record Date”) can vote at this meeting or any adjournments that take place.

The Board of Directors recommends that you vote as follows on the matters to be presented to stockholders at the Annual Meeting:

1.	FOR the election of the director nominees named in Proposal 1 of the Proxy Statement, to hold office until the 2021 annual meeting of stockholders or until their successors are elected;
2.	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm, as described in Proposal 2 of the Proxy Statement; and
3.	FOR the advisory vote to approve the compensation of the Company’s named executive officers, as described in Proposal 3 of the Proxy Statement.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING ONLINE, WE ENCOURAGE YOU TO READ THE ACCOMPANYING PROXY STATEMENT AND OUR 2019 ANNUAL REPORT ON FORM 10-K AND SUBMIT YOUR PROXY AS SOON AS POSSIBLE USING ONE OF THE THREE CONVENIENT VOTING METHODS DESCRIBED IN THE SECTION TITLED “INFORMATION ABOUT THE PROXY PROCESS AND VOTING” IN THE PROXY STATEMENT. IF YOU RECEIVE MORE THAN ONE SET OF PROXY MATERIALS OR NOTICE OF INTERNET AVAILABILITY BECAUSE YOUR SHARES ARE REGISTERED IN DIFFERENT NAMES OR ADDRESSES, EACH PROXY SHOULD BE SIGNED AND SUBMITTED TO ENSURE THAT ALL OF YOUR SHARES WILL BE VOTED.

By Order of the Board of Directors

/S/ D. KEITH GROSSMAN
D. Keith Grossman
President and Chief Executive Officer
Redwood City, California
April 9, 2020

NEVRO CORP.

1800 Bridge Parkway

Redwood City, California 94065

PROXY STATEMENT

FOR THE 2020 ANNUAL MEETING OF STOCKHOLDERS

MAY 21, 2020

We have sent you this Proxy Statement and the enclosed Proxy Card because the Board of Directors (the “Board”) of Nevro Corp. (referred to herein as the “Company,” “Nevro,” “we,” “us” or “our”) is soliciting your proxy to vote at our 2020 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Monday, May 21, 2020 at 10:30 a.m. Pacific time.  The Annual Meeting can be accessed by visiting www.virtualshareholdermeeting.com/NVRO2020, where you will be able to listen to the meeting live, submit questions and vote online.

•	This Proxy Statement summarizes information about the proposals to be considered at the Annual Meeting and other information you may find useful in determining how to vote.
•	The Proxy Card is the means by which you actually authorize another person to vote your shares in accordance with your instructions.

In addition to solicitations by mail, our directors, officers and employees, without additional remuneration, may solicit proxies by telephone, e-mail and personal interviews. We may retain outside consultants to solicit proxies on our behalf as well. All costs of solicitation of proxies will be borne by us. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and we will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials.

Pursuant to the rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our 2020 Annual Meeting materials, which include this Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2019 (the “Form 10-K”), over the internet in lieu of mailing printed copies. We will begin mailing the Notice of Internet Availability to our stockholders of record as of March 27, 2020 (the “Record Date”) for the first time on or about April 9, 2020. The Notice of Internet Availability will contain instructions on how to access and review the 2020 Annual Meeting materials and will also contain instructions on how to request a printed copy of the Annual Meeting materials. In addition, we have provided brokers, dealers, banks, voting trustees and their nominees, at our expense, with additional copies of our proxy materials and the Form 10-K so that our record holders can supply these materials to the beneficial owners of shares of our common stock as of the Record Date. The Form 10-K is also available in the “Financial Information” section of our website at http://www.nevro.com/.

The only outstanding voting securities of Nevro are shares of common stock, $0.001 par value per share (the “common stock”), of which there were 32,020,072 shares outstanding as of the Record Date (excluding any treasury shares). The holders of a majority in voting power of the shares of common stock issued and outstanding and entitled to vote, in attendance online or represented by proxy, are required to hold the Annual Meeting.

INFORMATION ABOUT THE PROXY PROCESS AND VOTING

Why am I receiving these materials?

We have made this Proxy Statement and Proxy Card available to you on the internet or, upon your request, have delivered printed proxy materials to you, because the Board is soliciting your proxy to vote at the Annual Meeting, including any adjournments or postponements thereof. You are invited to attend the Annual Meeting online; however, you are not required to attend the Annual Meeting in order to vote your shares. Instead, you may simply complete, sign and return the Proxy Card, or follow the instructions below to submit your proxy over the telephone or on the internet.

This Proxy Statement, the Notice of Internet Availability, the Notice of Annual Meeting and accompanying Proxy Card were first made available for access by our stockholders on or about April 9, 2020 to all stockholders of record entitled to vote at the Annual Meeting.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, there were 32,020,072 shares of common stock issued and outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If, on the Record Date, your shares were registered directly in your name with the transfer agent for our common stock, EQ Shareowner Services, then you are a stockholder of record. As a stockholder of record, you may vote at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting online, we urge you to fill out and return the Proxy Card or vote by proxy over the telephone or on the internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent

If, on the Record Date, your shares were held in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting online. However, since you are not the stockholder of record, you may not vote your shares during the Annual Meeting unless you request and obtain a valid Proxy Card from your broker or other agent.

What am I being asked to vote on?

You are being asked to vote on three (3) proposals:

•	Proposal 1—the election of Frank Fischer, Shawn T McCormick and Kevin O’Boyle to hold office until the 2021 annual meeting of stockholders;
•

Proposal 2—the ratification of the selection, by the Audit Committee of our Board, of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2020;

•	Proposal 3—a non-binding, advisory vote to approve the compensation of our named executive officers;

 In addition, you are entitled to vote on any other matters that are properly brought before the Annual Meeting.

How do I attend, vote and ask questions at the Virtual Annual Meeting?

This year’s Annual Meeting will be held on May 21, 2020 at 10:30 a.m. Pacific time entirely online to allow greater participation and improved communication and provide cost savings for our stockholders and the Company.

Log in Instructions. Stockholders of record as of March 27, 2020 will be able to attend and participate in the Annual Meeting online by accessing www.virtualshareholdermeeting.com/NVRO2020.  To join the Annual Meeting, you will need to have your 16-

digit control number which is included on your Notice of Internet Availability of Proxy Materials, your proxy card or on the instructions that accompanied the proxy materials. The audio webcast of the Annual Meeting will begin promptly at 10:30 a.m. Pacific time. Online access to the audio webcast will open approximately fifteen minutes prior to the start of the Annual Meeting to allow time for you to log in and test the computer audio system. We encourage our stockholders to access the meeting prior to the start time.

Voting at the virtual Annual Meeting. Stockholders of record as of March 27, 2020 may vote their shares at www.proxyvote.com prior to or at www.virtualshareholdermeeting.com/NVRO2020 during the virtual Annual Meeting. Even if you plan to attend the Annual Meeting online, we recommend that you also vote by proxy as described herein so that your vote will be counted if you decide not to attend the Annual Meeting.

Submitting Questions prior to and at the virtual Annual Meeting. Stockholders may submit questions in writing during the Annual Meeting at the following website: www.virtualshareholdermeeting.com/NVRO2020. Stockholders will use their 16-digit control number which is included on their Notice of Internet Availability of Proxy Materials, their proxy card or on the instructions that accompanied the proxy materials. As part of the Annual Meeting, we will hold a live Q&A session, during which we will answer questions pertinent to the Company and the meeting matters as they come in and address those asked in advance, as time permits.

Technical Assistance. We will have technicians ready to assist stockholders beginning 15 minutes prior to the start of the virtual Annual Meeting and during the virtual Annual Meeting with any technical difficulties they may have accessing or hearing and viewing the virtual meeting.

If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, you should call:

•	+1 (800) 586-1548 (U.S. Domestic Toll Free)
•	+1 (303) 562-9288 (International)

How do I vote?

•	For Proposal 1, the election of directors, you may either vote “For” all the nominees to the Board or you may “Withhold” your vote for any nominee you specify.
•

For Proposal 2, the ratification of the selection, by the Audit Committee of our Board, of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2020, you may either vote “For” or “Against” or abstain from voting.

•	For Proposal 3, the non-binding, advisory vote to approve the compensation of our named executive officers, you may either vote “For” or “Against” or abstain from voting.

Please note that by casting your vote by proxy you are authorizing the individuals listed on the Proxy Card to vote your shares in accordance with your instructions and in their discretion with respect to any other matter that properly comes before the Annual Meeting or any adjournments or postponements thereof.

The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote at the Annual Meeting. Alternatively, you may vote by proxy by using the accompanying Proxy Card, over the internet or by telephone. Whether or not you plan to attend the Annual Meeting online, we urge you to vote by proxy to ensure your vote is counted. Even if you have submitted a proxy before the Annual Meeting, you may still attend the Annual Meeting and vote online. In such case, your previously submitted proxy will be disregarded.

•	To vote at the Annual Meeting, attend the Annual Meeting online and follow the instructions posted at www.virtualshareholdermeeting.com/NVRO2020.
•

To vote using the Proxy Card, simply complete, sign and date the accompanying Proxy Card and return it promptly in the envelope provided. If you return your signed Proxy Card to us on or prior to May 20, 2020, we will vote your shares in accordance with the Proxy Card.

•	To vote by proxy over the internet, follow the instructions provided on the Notice of Internet Availability.

•	To vote by telephone, you may vote by proxy by calling the toll-free number found on the Notice of Internet Availability.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a voting instruction card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the voting instruction card to ensure that your vote is counted. To vote at the Annual Meeting, you will need your 16-digit control number. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request your 16-digit control number in the unlikely event that you do not have one.

We provide internet proxy voting to allow you to vote your shares online before the Annual Meeting takes place, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

Who counts the votes?

Broadridge Financial Solutions, Inc. (“Broadridge”) has been engaged as our independent agent to tabulate stockholder votes as the Inspector of Election (the “Inspector”). If you are a stockholder of record, your executed Proxy Card is returned directly to Broadridge for tabulation. As noted above, if you hold your shares through a broker, your broker returns one Proxy Card to Broadridge on behalf of all its clients.

How are votes counted?

Votes will be counted by the Inspector appointed for the Annual Meeting. For all proposals, the Inspector will separately count “For” and, with respect to Proposal 2 and Proposal 3, “Against” votes, abstentions and broker non-votes. In addition, with respect to Proposal 1, the election of directors, the Inspector will count the number of “Withheld” votes received for the nominees. If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “routine” items, but not with respect to “non-routine” items. See below for more information regarding: “What are “broker non-votes”?” and “Which ballot measures are considered “routine” or “non-routine”?”

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. In the event that a broker, bank, custodian, nominee or other record holder of common stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular proposal, then those shares will be treated as broker non-votes with respect to that proposal. Accordingly, if you own shares through a nominee, such as a broker or bank, please be sure to instruct your nominee how to vote to ensure that your vote is counted on each of the proposals.

Which ballot measures are considered “routine” or “non-routine?”

The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2020 (Proposal 2) is considered “routine” under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal 2. The election of directors (Proposal 1) and the non-binding advisory vote on the compensation of our named executive officers (Proposal 3) are considered non-routine under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on Proposal 1 and Proposal 3.

How many votes are needed to approve the proposal?

With respect to Proposal 1, the election of directors, the three nominees receiving the highest number of “For” votes will be elected.

In accordance with the policy adopted by our Board, in this election, an incumbent candidate for director who does not receive the affirmative “For” vote of a majority of the votes cast for his or her election (i.e., the director receives a greater number of votes “Withheld” for his or her election than votes “For”) shall promptly tender his or her resignation to the Board. The Nominating and Corporate Governance Committee of the Board, or a committee of independent directors in the event the subject director is a member of the Nominating and Corporate Governance Committee, will then make a recommendation to the Board and the Board (excluding the subject director) will make a determination as to whether to accept or reject the tendered offer of resignation generally within 90 days after certification of the election results of the stockholder vote. Following such determination, we will publicly disclose the decision regarding any tendered offer of resignation in a filing of a Current Report on Form 8-K with the SEC. If a director’s offer to resign is not accepted by the Board, such director shall continue to serve until his or her successor is duly elected and qualifies, or until his or her earlier resignation or removal.

With respect to Proposal 2, the ratification of the selection, by the Audit Committee of our Board, of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2020, the affirmative vote of the majority of votes cast (excluding abstentions) is required for approval. This is a routine proposal and therefore we do not expect any broker non-votes.

With respect to Proposal 3, the non-binding, advisory vote to approve the compensation of our named executive officers, the affirmative vote of the majority of votes cast (excluding abstentions and broker non-votes) is required for approval.  While the vote on this resolution is advisory and not binding on us, our Compensation Committee and our Board will consider the outcome of the vote on this resolution when considering future executive compensation decisions.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of the Record Date.

What if I return a Proxy Card but do not make specific choices?

If we receive a signed and dated Proxy Card and the Proxy Card does not specify how your shares are to be voted, your shares will be voted as follows:

•	“For” the election of each of the three nominees for director;
•	“For” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2020; and
•	“For” the non-binding, advisory vote to approve the compensation of our named executive officers.

If any other matter is properly presented at the Annual Meeting, your proxy (one of the individuals named on your Proxy Card) will vote your shares in his or her discretion.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors, officers and employees may also solicit proxies in person, by telephone or by other means of communication. Directors, officers and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one set of materials?

If you receive more than one set of materials, your shares are registered in more than one name or are registered in different accounts. In order to vote all the shares you own, you must either sign and return all of the Proxy Cards or follow the instructions for any alternative voting procedure on each of the Proxy Cards.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy with a later date.
•	You may send a written notice that you are revoking your proxy to our Corporate Secretary at 1800 Bridge Parkway, Redwood City, California 94065.
•

You may attend the Annual Meeting online and vote by following the instructions at www.virtualshareholdermeeting.com/NVRO2020. Simply attending the Annual Meeting online will not, by itself, revoke your proxy.

If your shares are held by your broker, bank or other agent, you should follow the instructions provided by them.

When are stockholder proposals due for next year’s Annual Meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 12, 2020, to our Corporate Secretary at 1800 Bridge Parkway, Redwood City, California 94065; provided that if the date of the annual meeting is more than 30 days from May 21, 2021, the deadline is a reasonable time before we begin to print and send our proxy materials for next year’s annual meeting. Pursuant to the Company’s Amended and Restated Bylaws (the “Bylaws”), in order for a stockholder to present a proposal for next year’s annual meeting, other than proposals to be included in the proxy statement as described above, or to nominate a director, you must do so between January 21, 2021 and February 20, 2021; provided that if the date of that annual meeting is more than 30 days before or more than 60 days after May 21, 2021, you must give notice not later than the 90th day prior to the annual meeting date or, if later, the 10th day following the day on which public disclosure of the annual meeting date is first made. You are also advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if the holders of a majority in voting power of the shares of common stock issued and outstanding and entitled to vote are present in attendance online or represented by proxy at the Annual Meeting. On the Record Date, there were 32,020,072 shares outstanding and entitled to vote. Accordingly, 16,010,037 shares must be represented by stockholders in attendance online at the Annual Meeting or by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy or vote at the Annual Meeting. Abstentions will be counted towards the quorum requirement. If there is no quorum, either the chairperson of the Annual Meeting or a majority in voting power of the stockholders entitled to vote at the Annual Meeting, in attendance online or represented by proxy, may adjourn the Annual Meeting to another time or place.

How can I find out the results of the voting at the Annual Meeting?

Voting results will be announced by the filing of a Current Report on Form 8-K within four business days after the Annual Meeting. If final voting results are unavailable at that time, we will file an amended Current Report on Form 8-K within four business days of the day the final results are available.

PROPOSAL 1

ELECTION OF DIRECTORS

At the 2019 annual meeting of stockholders, our stockholders approved an amendment to our amended and restated certificate of incorporation to declassify the Board. At this Annual Meeting, the directors whose terms expire will be elected to hold office for a one-year term expiring at the 2021 annual meeting of stockholders. At the 2021 annual meeting of stockholders, the directors whose terms expire shall be elected to hold office for a one-year term expiring at the 2022 annual meeting of stockholders. At the 2022 annual meeting of stockholders and at each annual meeting thereafter, all directors shall be elected for one-year terms expiring at the next annual meeting after their election. Our Bylaws provide that the number of directors constituting the Board shall be determined from time to time by the Board. Currently, the number of directors constituting the Board is fixed at nine.

The terms for three of our directors, Frank Fischer, Shawn T McCormick and Kevin O’Boyle, expire at this Annual Meeting. All have been nominated for re-election by our Board. If elected, each of the nominees will hold office for one-year terms expiring at the annual meeting for fiscal year 2021 or until his successor is elected and qualified, or until such director’s earlier death, resignation or removal.

Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named above. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Board may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve. Directors are elected by a plurality of the votes cast at the meeting.

In accordance with the policy adopted by the Board, in this election, an incumbent candidate for director who does not receive the affirmative “For” vote of a majority of the votes cast for his or her election (i.e., the director receives a greater number of votes “Withheld” for his or her election than votes “For”) shall promptly tender his or her resignation to the Board. The Nominating and Corporate Governance Committee of the Board, or a committee of independent directors in the event the subject director is a member of the Nominating and Corporate Governance Committee, will then make a recommendation to the Board and the Board (excluding the subject director) will make a determination as to whether to accept or reject the tendered offer of resignation generally within 90 days after certification of the election results of the stockholder vote. Following such determination, we will publicly disclose the decision regarding any tendered offer of resignation in a filing of a Current Report on Form 8-K with the SEC. If a director’s offer to resign is not accepted by the Board, such director shall continue to serve until his or her successor is duly elected and qualifies, or until his or her earlier resignation or removal.

The following table sets forth the director nominees (who are currently standing for election or re-election) and for our other current directors who will continue in office after the Annual Meeting, information with respect to their ages and position/office held within the Company as of March 31, 2020:

Name	Age	Position/Office Held With the Company	Director Since
Director nominees for this Annual Meeting
Frank Fischer (3)	78	Director	2012
Shawn T McCormick (1)	55	Director	2014
Kevin O'Boyle (1)	64	Director	2019

Continuing directors whose terms expire at the 2021 annual meeting of stockholders
Brad Vale, Ph.D., D.V.M. (2)	67	Director	2015
Michael DeMane (3)	63	Lead Director	2011
Karen Prange (1)(3)	56	Director	2019

Continuing directors whose terms expire at the 2022 annual meeting of stockholders
Wilfred E. Jaeger, M.D. (2)	64	Director	2012
D. Keith Grossman	59	Chairman, President and Chief Executive Officer	2019
Elizabeth ("Bess") Weatherman (2)(3)	60	Director	2019

(1)	Member of the Audit Committee.
(2)	Member of the Compensation Committee.
(3)	Member of the Nominating and Corporate Governance Committee.

Set forth below is biographical information for the nominees and each person whose term of office as a director will continue after the Annual Meeting. The following includes certain information regarding our directors’ individual experience, qualifications, attributes and skills that led the Board to conclude that they should serve as directors.

Nominees for Election at this Annual Meeting

Frank Fischer has served on our Board since October 2012. Mr. Fischer is currently the chairman of the board of directors of NeuroPace, Inc., a privately-held developer of treatment devices for neurological disorders.  Mr. Fischer joined NeuroPace, Inc. in 2000 and previously served as its President and Chief Executive Officer until July 2019. From May 1998 to September 1999, Mr. Fischer was President, Chief Executive Officer and a director of Heartport, Inc., a formerly publicly-traded cardiac surgery company (later acquired by Johnson & Johnson in 2001). From 1987 to 1997, Mr. Fischer served as President and Chief Executive Officer of Ventritex, Inc., a publicly-traded designer, developer, manufacturer and marketer of implantable defibrillators and related products for the treatment of ventricular tachycardia and ventricular fibrillation, which was acquired by St. Jude Medical in 1997. In addition to serving on the board of directors of NeruoPace, Inc., Mr. Fischer also serves on the board of directors of Proteus Digital Health and previously served as a member of the board of directors of several privately-held companies. Mr. Fischer received a B.S. in Mechanical Engineering and a M.S. in Management from Rensselaer Polytechnic Institute. We believe that Mr. Fischer is qualified to serve on our Board due to his extensive operational and management experience in the life science and medical device industries.

Shawn T McCormick has served on our Board since September 2014. Mr. McCormick served as Chief Financial Officer of Tornier N.V., a public medical device company (“Tornier”), from September 2012 to October 2015 when Tornier merged with Wright Medical Group. From April 2011 to February 2012, Mr. McCormick was Chief Operating Officer of Lutonix, Inc., a medical device company acquired by C. R. Bard, Inc. in December 2011. From January 2009 to July 2010, Mr. McCormick served as Senior Vice President and Chief Financial Officer of ev3 Inc., a public endovascular device company acquired by Covidien plc in July 2010. From May 2008 to January 2009, Mr. McCormick served as Vice President, Corporate Development at Medtronic, Inc., a public medical device company (“Medtronic”), where he was responsible for leading Medtronic’s worldwide business development activities. From 2007 to 2008, Mr. McCormick served as Vice President, Corporate Technology and New Ventures of Medtronic. From 2002 to 2007, Mr. McCormick was Vice President, Finance for Medtronic’s Spinal, Biologics and Navigation business. Prior to that, Mr. McCormick held various other positions with Medtronic, including Corporate Development Director, Principal Corporate Development Associate, Manager, Financial Analysis, Senior Financial Analyst and Senior Auditor. Prior to joining Medtronic, he spent four years with the public accounting firm KPMG Peat Marwick. He was a director of Entellus Medical, Inc., a public medical device company, and served as the chairman of the audit committee and as a member of the nominating and corporate governance committee from November 2014 to February 2018 when Entellus was sold to Stryker. Mr. McCormick has been a director of SurModics, Inc., a public medical device and in vitro diagnostic technologies company, since December 2015 and serves on the audit committee and corporate governance and nominating committee.  Mr. McCormick earned his M.B.A. from the University of Minnesota’s Carlson School of Management and his B.S. in Accounting from Arizona State University. He is a Certified Public Accountant (inactive license) and a National Association of Corporate Directors (NACD) Fellow. We believe that Mr. McCormick is qualified to serve on our Board due to his financial expertise and extensive operational experience in the medical device industry.

Kevin O’Boyle has served on our Board since March 2019. Mr. O’Boyle has over 20 years of executive management experience in the medical device industry. Mr. O’Boyle currently serves as a director of each of Wright Medical Group N.V., GenMark Diagnostics, Inc. and Sientra, Inc. Previously, Mr. O’Boyle served as Senior Vice President and Chief Financial Officer of Advanced Biohealing Inc. a medical device company, from December 2010 until it was acquired in July 2011. Mr. O’Boyle served as CFO of NuVasive, Inc. from January 2003 until December 2009. Prior to that, Mr. O’Boyle served in various leadership positions during his six years with ChromaVision Medical Systems, Inc. Mr. O’Boyle received a B.S. in Accounting from the Rochester Institute of Technology and completed the Executive Management Program at the University of California Los Angeles, John E. Anderson Graduate Business School. We believe that Mr. O’Boyle is qualified to serve on our Board due to his financial expertise and extensive management experience in the medical device industry.

THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF

THE ABOVE-NAMED DIRECTOR NOMINEES

Directors Continuing in Office Until the 2021 Annual Meeting of Stockholders

Brad Vale, Ph.D., D.V.M., has served on our Board since March 2015. Dr. Vale was Head of Johnson & Johnson Development Company (“JJDC”), from January 2012 to March 2015. Dr. Vale joined JJDC in March 1992 and was appointed to the position of Vice President, Head of Venture Investments in April 2008. From September 1989 to March 1992, Dr. Vale supported Johnson & Johnson’s medical device businesses at the Corporate Office of Science and Technology as an Executive Director. From 1982 to 1989, he was at Ethicon, Inc., a Johnson & Johnson subsidiary, working on preclinical studies, new business development, and a coronary artery bypass graft internal venture. Dr. Vale currently serves or has served on the board of directors of several private companies, including Neuropace, Inc., Northstar Neuroscience, Inc., CVRx, Inc. and ShiraTronics, Inc. Dr. Vale holds a Ph.D. from Iowa State University, a D.V.M. from Washington State University and a B.S. in Chemistry and Biology from Beloit College. We believe that Dr. Vale is qualified to serve on our Board due to his investment experience and strategic leadership in the life sciences industry.

Michael DeMane joined us in March 2011 and has served as our Chief Executive Officer and as Executive Chairman.  Effective January 1, 2017, Mr. DeMane transitioned to non-executive Chairman of the Board. In May 2019, Mr. DeMane became our Lead Director.  Mr. DeMane has served on the board of directors of several private companies since 2009, as well as on the board of directors of eResearch Technology, Inc., a public company specializing in contract research clinical services, from July 2008 to April 2012. From March 2009 to June 2010, Mr. DeMane served as a Senior Advisor to Thomas, McNerney & Partners, a healthcare venture firm. Mr. DeMane served as the Chief Operating Officer of Medtronic from August 2007 to April 2008. Prior to his COO role, Mr. DeMane served at Medtronic as Senior Vice President from May 2007 to August 2007, Senior Vice President and President: Europe, Canada, Latin America and Emerging Markets from August 2005 to May 2007, Senior Vice President and President: Spinal, ENT and Navigation from February 2002 to August 2005, and President, Spinal from January 2000 to February 2002. Prior to that, he was President at Interbody Technologies, a division of Medtronic Sofamor Danek, Inc., from June 1998 to December 1999. From April 1996 to June 1998, Mr. DeMane served at Smith & Nephew Pty. Ltd. as Managing Director, Australia and New Zealand, after a series of research and development and general management positions with Smith & Nephew Inc. Mr. DeMane earned a B.S. in Chemistry from St. Lawrence University and an M.S. in Bioengineering from Clemson University. We believe that Mr. DeMane is qualified to serve on our Board due to his investment experience, strategic leadership track record, service on other boards of directors of companies in the healthcare industry and his previous service as our Chief Executive Officer.

Karen Prange has served on our Board since December 2019.  From May 2016 to April 2018, Ms. Prange was Executive Vice President and Chief Executive Officer for the Global Animal Health, Medical and Dental Surgical Group at Henry Schein and a member of its Executive Committee.  Prior to that, Ms. Prange was Senior Vice President of Boston Scientific and President of its Urology and Pelvic Health business from June 2012 to May 2016.  Prior to working at Boston Scientific, Ms. Prange also held several leadership positions in increasing levels of responsibility at Johnson and Johnson Company, most recently as General Manager of the Micrus Endovascular and Codman Neurovascular business. Ms. Prange currently serves on the boards of Atricure and Cantel Medical and is a strategic advisor for Nuvo Group. Ms. Prange earned her B.S. in Business Administration with honors from the University of Florida and has completed executive education coursework at UCLA Anderson School of Business and Smith College. We believe that Ms. Prange is qualified to serve on our Board due to her extensive healthcare leadership expertise in the life sciences industry.

Directors Continuing in Office Until the 2022 Annual Meeting of Stockholders

Wilfred E. Jaeger, M.D. has served on our Board since January 2012. Dr. Jaeger was the co-founding partner of Three Arch Partners, a healthcare-focused investment, and has served as a Partner and Managing Member from 1993 to 2019. Prior to co-founding Three Arch Partners, Dr. Jaeger was a general partner at Schroder Ventures. Dr. Jaeger currently serves on the board of directors of Concert Pharmaceuticals, Inc., a public clinical stage biopharmaceutical company, and Neuronetics, Inc., a public medical device company, as well as numerous private companies. Dr. Jaeger received a B.S. in Biology from the University of British Columbia, an M.D. from the University of British Columbia School of Medicine and an M.B.A. from the Stanford Graduate School of Business. We believe that Dr. Jaeger is qualified to serve on our Board due to his investment experience, strategic leadership track record and service on other boards of directors of life sciences companies.

D. Keith Grossman joined us in March 2019 as our President and Chief Executive Officer and additionally has served as Chairman of the Board since May 2019. Mr. Grossman has over 30 years of experience in the medical device field. Mr. Grossman served most recently, and for the second time, as the President, Chief Executive Officer and director of Thoratec Corporation

(“Thoratec”), leading up to its 2015 sale to St. Jude Medical. Prior to Thoratec, he served as President, Chief Executive Officer and director of Conceptus, a women’s health medical device company, leading up to its sale to Bayer Healthcare. Prior to Conceptus, Mr. Grossman served as managing director of Texas Pacific Group (“TPG”), a private equity firm, as a member of its healthcare investment team. Prior to TPG, Mr. Grossman served as Thoratec’s President, Chief Executive Officer and director for the first ten years of its growth as a commercial company. Mr. Grossman currently serves as Chairman of the Board of Outset Medical, Inc., a privately-held company, as Vice Chairman of Alcon, Inc., as a board member of ViewRay, Inc. and previously served as a member of the board of directors of Intuitive Surgical, Inc., Kyphon, Inc., Zeltiq and a number of privately-held medical device companies. Mr. Grossman received a B.S. in Animal Science from The Ohio State University and an M.B.A. from Pepperdine University. We believe Mr. Grossman is qualified to serve on our Board due to his medical device company and industry experience, extensive leadership experience as the chief executive officer of medical device companies and service on other boards of directors.

Elizabeth (“Bess”) Weatherman has served on our Board since March 2019. Ms. Weatherman has served as special limited partner of Warburg Pincus LLC, a leading global private equity firm, since 2016. Ms. Weatherman joined Warburg Pincus in 1988, became a partner in 1996 and served as a member of the Executive Management Group from 2001 to January 2016. She led the firm’s Healthcare Group from 2008 to January 2015. Ms. Weatherman currently serves as a director of each of Wright Medical Group N.V., Vapotherm, Inc. and Silk Road Medical, Inc. She received a B.A. in English from Mount Holyoke College and an M.B.A. from Stanford Graduate School of Business. We believe that Ms. Weatherman is qualified to serve on our Board due to her service as a director on public company boards, including medical device companies, investment experience and healthcare industry knowledge.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board has engaged PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2020 and is seeking ratification of such selection by our stockholders at the Annual Meeting. PricewaterhouseCoopers LLP has audited our financial statements since the year ended December 31, 2006. Representatives of PricewaterhouseCoopers LLP are expected to be in attendance online at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm. However, the Audit Committee is submitting the selection of PricewaterhouseCoopers LLP to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain PricewaterhouseCoopers LLP. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and our stockholders.

Principal Accountant Fees and Services

The following table provides information regarding the fees incurred to PricewaterhouseCoopers LLP during the years ended December 31, 2019 and 2018. The Audit Committee approved all of the fees described below incurred since our initial public offering in November 2014.

	Years Ended
	December 31,
	2019	2018
Audit Fees (1)	$1,798,300	$1,678,790
Tax Fees	—	—
Audit-Related Fees (2)	40,000	—
All Other Fees (3)	2,700	2,700
Total Fees	$1,841,000	$1,681,490

(1)

Audit fees of PricewaterhouseCoopers LLP for 2019 and 2018 were for professional services rendered for the audits of our financial statements, including accounting consultation and reviews of quarterly financial statements.

(2)

Audit-Related fees of PricewaterhouseCoopers LLP for 2019 were for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and not reported under “Audit Fees.” This primarily consists of fees for service organization control (“SOC”) audits under Statement on Standards for Attestation Engagements No. 16.

(3)	Other fees of PricewaterhouseCoopers LLP for 2019 and 2018 include support services not included in the service categories above.

Pre-Approval Policies and Procedures

The Audit Committee or a delegate of the Audit Committee pre-approves, or provides pursuant to pre-approvals policies and procedures for the pre-approval of, all audit and non-audit services provided by its independent registered public accounting firm. This policy is set forth in the charter of the Audit Committee and is available in the “Corporate Governance” section of our website at http://www.nevro.com/.

The Audit Committee approved all of the audit, audit-related, tax and other services provided by PricewaterhouseCoopers LLP and the estimated costs of those services. Actual amounts billed, to the extent in excess of the estimated amounts, are periodically reviewed and approved by the Audit Committee.

THE BOARD RECOMMENDS A VOTE FOR RATIFICATION

OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of Nevro under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The primary purpose of the Audit Committee is to oversee our financial reporting processes on behalf of our Board. The Audit Committee’s functions are more fully described in its charter, which is available in the “Corporate Governance” section of our website at http://www.nevro.com/. Management has the primary responsibility for our financial statements and reporting processes, including our systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management Nevro’s audited financial statements as of and for the year ended December 31, 2019.

The Audit Committee has discussed with PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by Auditing Standard No. 1301, “Communications with Audit Committees” issued by the Public Company Accounting Oversight Board (the “PCAOB”). In addition, the Audit Committee discussed with PricewaterhouseCoopers LLP their independence, and received from PricewaterhouseCoopers LLP the written disclosures and the letter required by Ethics and Independence Rule 3526 of the PCAOB. Finally, the Audit Committee discussed with PricewaterhouseCoopers LLP, with and without management present, the scope and results of PricewaterhouseCoopers LLP’s audit of such financial statements.

Based on these reviews and discussions, the Audit Committee has recommended to our Board that such audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2019 for filing with the SEC. The Audit Committee also has engaged PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020 and is seeking ratification of such selection by the stockholders.

Audit Committee
Shawn T McCormick, Chairman
Kevin O’Boyle
Karen Prange

PROPOSAL 3

NON-BINDING, ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Summary

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 enables our stockholders to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the SEC’s rules, commonly known as a “Say-on-Pay” vote.  Accordingly, we are seeking a non-binding, advisory vote to approve the compensation of our named executive officers as described in the “Compensation Discussion and Analysis” section of this proxy statement and the compensation tables and accompanying narrative disclosures that follow.

Board Recommendation

Our Compensation Committee and the Board believe that the information provided in the “Compensation Discussion and Analysis” section of this proxy statement, compensation tables and accompanying narrative disclosures demonstrates that our executive compensation program is designed appropriately, emphasizes pay for performance and aligns management’s interests with our stockholders’ interests to support long-term value creation.

Accordingly, our Board recommends that stockholders vote “FOR” the following resolution:

RESOLVED, that stockholders of Nevro Corp. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in “Compensation Discussion and Analysis,” compensation tables and the accompanying narrative disclosures of this Proxy Statement.

While the vote on this resolution is advisory and not binding on us, the Compensation Committee, or our Board, the Compensation Committee and our Board values thoughtful input from stockholders and will consider the outcome of the vote on this resolution when considering future executive compensation decisions. Our Board has adopted a policy of providing for annual advisory votes from stockholders on executive compensation. Unless our Board modifies its policy on the frequency of future Say-on-Pay advisory votes, the next Say-on-Pay advisory vote will be held at the 2021 annual meeting of stockholders.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE, ON A NON-BINDING ADVISORY BASIS, FOR THE RESOLUTION TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

CORPORATE GOVERNANCE

Code of Conduct and Ethics

We have adopted a Code of Conduct and Ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. The Code of Conduct and Ethics is available in the “Corporate Governance” section of our website at http://www.nevro.com/. We expect that any amendments to the Code of Conduct and Ethics, or any waivers of its requirements, will be disclosed on our website. The reference to our web address does not constitute incorporation by reference of the information contained at or available through our website.

Corporate Governance Guidelines

We believe in sound corporate governance practices and have adopted formal Corporate Governance Guidelines to enhance our effectiveness. Our Board adopted these Corporate Governance Guidelines in order to ensure that it has the necessary practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The Corporate Governance Guidelines are also intended to align the interests of directors and management with those of our stockholders. The Corporate Governance Guidelines set forth the practices our Board follows with respect to Board and committee composition and selection, Board meetings, Chief Executive Officer performance evaluation and succession planning. A copy of our Corporate Governance Guidelines is available on our website at http://www.nevro.com/.

Director Resignation Policy if Majority Approval is Not Attained. The Board recently amended our Corporate Governance Guidelines to provide that an incumbent candidate for director who does not receive the affirmative “For” vote of a majority of the votes cast for his or her election (i.e., the director receives a greater number of votes “Withheld” for his or her election than votes “For”) promptly tender his or her resignation to the Board. The Nominating and Corporate Governance Committee of the Board, or a committee of independent directors in the event the subject director is a member of the Nominating and Corporate Governance Committee, will then make a recommendation to the Board and the Board (excluding the subject director) will make a determination as to whether to accept or reject the tendered offer of resignation generally within 90 days after certification of the election results of the stockholder vote. Following such determination, we will publicly disclose the decision regarding any tendered offer of resignation in a filing of a Current Report on Form 8-K with the SEC. If a director’s offer to resign is not accepted by the Board, such director shall continue to serve until his or her successor is duly elected and qualifies, or until his or her earlier resignation or removal.

Independence of the Board

Under New York Stock Exchange rules and regulations, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by such board. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent New York Stock Exchange listing standards, as in effect from time to time.

Consistent with these considerations, our Board has determined that all of our current directors, other than Mr. Grossman, qualify as “independent” directors in accordance with the New York Stock Exchange listing requirements. Mr. Grossman is not considered independent because he is our current President and Chief Executive Officer. The New York Stock Exchange’s independence definition includes a series of objective tests, such as that the director is not, and has not been for at least three years, one of our employees and that neither the director nor any of his family members has engaged in various types of business dealings with us. In addition, as required by New York Stock Exchange rules, our Board has made a subjective determination as to each independent director that no relationships exist, which, in the opinion of our Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, our Board reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities and relationships as they may relate to us and our management. There are no family relationships among any of our directors or executive officers.

As required under New York Stock Exchange rules and regulations, our independent directors meet in regularly scheduled executive sessions at which only independent directors are present. All of the committees of our Board are comprised entirely of directors determined by the Board to be independent within the meaning of New York Stock Exchange rules and regulations.

Leadership Structure of the Board

Our Bylaws and Corporate Governance Guidelines provide our Board with flexibility to combine or separate the positions of Chairman of the Board and Chief Executive Officer and/or the implementation of a lead director in accordance with its determination that utilizing one or the other structure would be in the best interests of the Company. During 2019, Mr. DeMane served as the Chairman of the Board until May 2019, when he became our Lead Director.  Mr. Grossman joined us in March 2019 as our President and Chief Executive Officer and has served as Chairman of the Board since May 2019.  We believe the combination of the Chief Executive Officer and Chairman roles allows consistent communication and coordination throughout the company, effective and efficient implementation of corporate strategy and is important in unifying our team members behind a single vision.

During 2019, the non-management members of the Board met regularly in executive session. Mr. DeMane served as the presiding director during these executive sessions in which Mr. Grossman did not participate, and Mr. DeMane served as a liaison to the Chief Executive Officer and management on behalf of the non-management members of the Board.

Independent leadership remains an important pillar of our Board leadership structure and, as such, we anticipate that Mr. DeMane will continue to serve as the presiding non-management director at meetings of the non-management members of the Board when they meet in executive session. The Board believes this leadership structure strikes an appropriate balance between effective and efficient Company leadership and oversight by non-management directors.

Our Board has concluded that our current leadership structure is appropriate at this time. However, our Board will continue to periodically review our leadership structure and may make changes as it deems appropriate.

Role of Board in Risk Oversight Process

Risk assessment and oversight are an integral part of our governance and management processes. Our Board encourages management to promote a culture that incorporates risk management into our corporate strategy and day-to-day business operations. Management discusses strategic and operational risks at regular management meetings and conducts specific strategic planning and review sessions during the year that include focused discussions and analyses of the risks facing us. Throughout the year, senior management reviews these risks with the Board at regular Board meetings as part of management presentations that focus on particular business functions, operations or strategies, and presents the steps taken by management to mitigate or eliminate such risks.

Our Board does not have a standing risk management committee, but rather administers this oversight function directly through our Board as a whole, as well as through various standing committees of our Board that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure and our Audit Committee is responsible for overseeing our major financial risk exposures and the steps our management has taken to monitor and control these exposures. The Audit Committee also monitors compliance with legal and regulatory requirements. Our Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines and considers and approves or disapproves any related-person transactions. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs have the potential to encourage excessive risk-taking.

Board Committees

Audit Committee

Our Audit Committee oversees our corporate accounting and financial reporting process. Among other matters, the Audit Committee:

•	appoints our independent registered public accounting firm;
•	evaluates the independent registered public accounting firm’s qualifications, independence and performance;
•	determines the engagement of the independent registered public accounting firm;
•	reviews and approves the scope of the annual audit and the audit fee;
•	discusses with management and the independent registered public accounting firm the results of the annual audit and the review of our quarterly financial statements;

•	approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services;
•	monitors the rotation of partners of the independent registered public accounting firm on our engagement team as required by law;
•

is responsible for reviewing our financial statements and our management’s discussion and analysis of financial condition and results of operations to be included in our annual and quarterly reports to be filed with the SEC;

•	reviews our critical accounting policies and estimates;
•	reviews cyber-security and other risks relevant to the Company’s computerized information systems; and
•	annually reviews the Audit Committee charter and the committee’s performance.

The current members of our Audit Committee are Messrs. McCormick and O’Boyle and Ms. Prange. Mr. McCormick serves as the chairperson of the committee. All members of our Audit Committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and the New York Stock Exchange. Our Board has determined that Messrs. McCormick and O’Boyle are Audit Committee financial experts as defined under the applicable rules of the SEC and has the requisite financial sophistication as defined under the applicable rules and regulations of the New York Stock Exchange. Under the rules of the SEC, members of the Audit Committee must also meet heightened independence standards. Our Board has determined that each of Messrs. McCormick and O’Boyle and Ms. Prange are independent under the applicable rules of New York Stock Exchange and under the applicable rules of the SEC. The Board also considered Mr. O’Boyle’s other public company board and committee membership and determined that, in light of his professional board service and knowledge of the industry, his other board and committee membership does not impair his ability to serve on our Audit Committee. The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Audit Committee operates under a written charter that satisfies the applicable standards of the SEC and New York Stock Exchange. A copy of the Audit Committee charter is available to security holders in the “Corporate Governance” section of the Company’s website at http://www.nevro.com/.

Compensation Committee

Our Compensation Committee reviews and recommends policies relating to compensation and benefits of our officers and employees. The Compensation Committee reviews and recommends to our Board corporate goals and objectives relevant to the compensation of our Chief Executive Officer and other executive officers, evaluates the performance of these officers in light of those goals and objectives and sets the compensation of these officers, other than the Chief Executive Officer, based on such evaluations. Our Board retains the authority to determine and approve, upon the recommendation of the Compensation Committee, the compensation of the Chief Executive Officer, unless such authority has been delegated to the Compensation Committee. Our executive officers submit proposals to the Compensation Committee regarding our executive and director compensation, which the Compensation Committee may recommend to our Board. The Compensation Committee also recommends to our Board the issuance of restricted stock units, performance stock units, stock options and other awards under our stock plans. The Compensation Committee will review and evaluate, at least annually, the performance of the Compensation Committee and its members, including compliance by the Compensation Committee with its charter. The Compensation Committee is entitled to delegate any or all of its responsibilities to a subcommittee to the extent consistent with our Charter, Bylaws, applicable laws and regulations and New York Stock Exchange rules. The current members of our Compensation Committee are Drs. Jaeger and Vale and Ms. Weatherman. Dr. Jaeger and serves as the chairman of the committee. Each of the members of our Compensation Committee is independent under the applicable rules and regulations of the New York Stock Exchange and is a “non-employee director” as defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

In 2019, our Compensation Committee retained Radford, which is part of the Rewards Solutions practice at Aon plc (“Radford”), a nationally recognized compensation consulting firm, to serve as its independent compensation consultant and to conduct market research and analysis on our various executive positions, to assist the committee in developing appropriate incentive plans for our executives, to provide the committee with advice and ongoing recommendations regarding material executive, non-executive and non-employee director compensation decisions and to review compensation proposals of management. Radford reports directly to the Compensation Committee and does not provide any non-compensation related services to the Company. In compliance with the disclosure requirements of the SEC regarding the independence of compensation consultants, Radford addressed each of the six independence factors established by the SEC with the Compensation Committee. Its responses affirmed the independence of Radford on executive compensation matters. Based on this assessment, the Compensation Committee determined that the engagement of Radford does not raise any conflicts of interest or similar concerns. In addition, the Compensation Committee evaluated the independence of its other outside advisors to the Compensation Committee, including outside legal counsel, considering the same independence factors and concluded their work for the Compensation Committee does not raise any conflicts of interest.

The Compensation Committee operates under a written charter that satisfies the applicable standards of the SEC and the New York Stock Exchange. A copy of the Compensation Committee charter is available to security holders in the “Corporate Governance” section of the Company’s website at http://www.nevro.com/.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee is responsible for making recommendations to our Board regarding candidates for directorships and the size and composition of our Board. In addition, the Nominating and Corporate Governance Committee is responsible for overseeing our corporate governance policies and reporting and making recommendations to our Board concerning governance matters. The current members of our Nominating and Corporate Governance Committee are Messrs. Fischer and DeMane and Mmes. Prange and Weatherman. Mr. Fischer serves as the chairperson of the committee. Each of the members of our Nominating and Corporate Governance Committee is an independent director under the applicable rules and regulations of the New York Stock Exchange relating to Nominating and Corporate Governance Committee independence. The Nominating and Corporate Governance Committee operates under a written charter. A copy of the Nominating and Corporate Governance Committee charter is available to security holders in the “Corporate Governance” section of the Company’s website at http://www.nevro.com/.

Our Nominating and Corporate Governance Committee is responsible for reviewing with the Board, on an annual basis, the appropriate characteristics, skills and experience required for the Board as a whole and its individual members. In evaluating the suitability of individual candidates (both new candidates and current members), the Nominating and Corporate Governance Committee, in recommending candidates for election, and the Board, in approving (and, in the case of vacancies, appointing) such candidates, will take into account many factors, including the following: diversity of personal and professional background, perspective and experience; personal and professional integrity, ethics and values; experience in corporate management, operations or finance, such as serving as an officer or former officer of a publicly held company, and a general understanding of marketing, finance and other elements relevant to the success of a publicly-traded company in today’s business environment; experience in the industries in which we compete and with relevant social policy concerns; experience as a board member or executive officer of another publicly held company; relevant academic expertise or other proficiency in an area of the Company’s operations; diversity of business and career experience relevant to the success of the Company; and practical and mature business judgment. The Board evaluates each individual in the context of the Board as a whole, with the objective of assembling a group that can best maximize the success of the Company and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. For a stockholder to make any nomination for election to the Board at an annual meeting, the stockholder must provide notice to the Company, which notice must be delivered to, or mailed and received at, the Company’s principal executive offices not less than 90 days, and not more than 120 days, prior to the one-year anniversary of the preceding year’s annual meeting; provided, that if the date of the annual meeting is more than 30 days before, or more than 60 days after, such anniversary date, the stockholder’s notice must be delivered, or mailed and received, not later than 90 days prior to the date of the annual meeting or, if later, the 10th day following the date on which public disclosure of the date of such annual meeting is made. Further updates and supplements to such notice may be required at the times, and in the forms, required under our Bylaws. As set forth in our Bylaws, submissions must include the name and address of the proposed nominee, information regarding the proposed nominee that is required to be disclosed in a proxy statement or other filings in a contested election pursuant to Section 14(a) under the Exchange Act, information regarding the proposed nominee’s indirect and direct interests in shares of the Company’s common stock, and a completed and signed questionnaire, representation and agreement of the proposed nominee. Our Bylaws also specify further requirements as to the form and content of a stockholder’s notice. We recommend that any stockholder wishing to make a nomination for director review a copy of our Bylaws, as amended and restated to date, which is available, without charge, from our Corporate Secretary, at 1800 Bridge Parkway, Redwood City, California 94065.

Meetings of the Board, Board and Committee Member Attendance and Annual Meeting Attendance

Our Board met nineteen times during the last year. The Audit Committee met six times, the Compensation Committee met six times and the Nominating and Corporate Governance Committee met twice. During 2019, each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he or she served. We encourage all of our directors and nominees for director to attend our annual meeting of stockholders; however, attendance is not mandatory. All of our directors, except one, attended our annual meeting of stockholders in 2019.

Stockholder or Any Other Interested Party Communications with the Board

Should stockholders or any other interested party wish to communicate with the Board or any specified individual directors, such correspondence should be sent to the attention of the Corporate Secretary at 1800 Bridge Parkway, Redwood City, California 94065. The Corporate Secretary will review such communications and, if appropriate, forward them only to the intended recipients. Communications that do not relate to the responsibilities of the intended recipients as directors of the Company (such as communications that are commercial or frivolous in nature) will not be forwarded. In addition, communications that appear to be unduly hostile, intimidating, threatening, illegal or similarly inappropriate will not be forwarded.

Compensation Committee Interlocks and Insider Participation

During 2019, our Compensation Committee consisted of Drs. Jaeger and Vale and Ms. Weatherman. None of the members of our Compensation Committee has at any time been one of our officers or employees. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers on our Board or Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Below, we describe transactions and series of similar transactions, during our last fiscal year, to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and
•	any of our directors, executive officers or holders of more than 5% of our common stock, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest.

Indemnification Agreements and Directors’ and Officers’ Liability Insurance

We have entered into indemnification agreements with each of our directors and executive officers. These agreements, among other things, require us to indemnify each director and executive officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, penalties, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s service as a director or executive officer.

Policies and Procedures for Related Party Transactions

Our Board has adopted a written related person transaction policy setting forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we were or are to be a participant, where the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. In reviewing and approving any such transactions, our Audit Committee is tasked to consider all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction with an unrelated third party and the extent of the related person’s interest in the transaction. We did not enter into any such transactions in 2019 and all of the transactions described in this section occurred prior to the adoption of this policy.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of Nevro under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The Compensation Committee reviewed and discussed with management the “Compensation Discussion and Analysis” included in this Proxy Statement. Based on those reviews and discussions, the Compensation Committee recommended to the Board that the “Compensation Discussion and Analysis” be included in this Proxy Statement.

Compensation Committee
Wilfred E. Jaeger, M.D., Chairman
Brad Vale, Ph.D., D.V.M.
Elizabeth (“Bess”) Weatherman

DIRECTOR COMPENSATION

We maintain a non-employee director compensation program (the “Director Compensation Program”), pursuant to which our non-employee directors are compensated for their service on the Board.  Under our Director Compensation Program, effective January 1, 2019, each non-employee director receives an annual cash retainer of $55,000, and the non-executive chair of the Board receives an additional annual cash retainer of $50,000.  Non-employee directors who serve on one or more committees are also entitled to receive the following annual committee fees:

Committee	Chair	Other Member
Audit Committee	$25,000	$12,000
Compensation Committee	$18,250	$8,000
Nominating and Corporate Governance Committee	$12,000	$6,000

Under the Director Compensation Program, each non-employee director who is serving on our Board immediately following an annual stockholder’s meeting is granted an award of restricted stock units (“RSUs”) with a grant date fair value of $175,000, rounded down to the nearest share.  In the event a non-employee director is initially elected or appointed to our Board on a date other than an annual stockholder’s meeting, the RSU award is prorated for the director’s months of services before the expected date of the next annual stockholder’s meeting. Each RSU award will vest on the earlier of the first anniversary of the grant date or the date of the next annual stockholder’s meeting, subject to continued service through such date. All equity awards held by our non-employee directors will vest in full immediately prior to the occurrence of a change in control.

In May 2019, our Board amended the Director Compensation Program (the “amended Director Compensation Program”), effective May 20, 2019, such that a non-executive chair or lead director will receive an additional annual cash retainer of $50,000.  Additionally, under the amended Director Compensation Program, a director may elect to receive all or a portion of the annual retainer or committee fees in the form of fully vested shares of our common stock.  Under the amended Director Compensation Program, in the event a non-employee director is initially elected or appointed to our Board on a date other than an annual stockholder’s meeting, he or she will receive an award of RSUs with a grant date fair value of $300,000 (the “initial awards”).  Any non-employee director who is elected or appointed to the Board between January 1, 2019 and May 20, 2019 was also granted a pro-rata award covering a number of RSUs equal to the quotient of $300,000 divided per share fair market value of the Company’s common stock on the date of initial election or appointment, less the number of shares of RSUs initially granted.  The initial and pro-rata awards both vest in three equal annual installments on the anniversary date of initial election or appointment, subject to continued service thorough such vesting date. Pursuant to the amended Director Compensation Program, annual awards are made to non-employee directors who have served on our Board at least six months prior to, and will continue to serve on our Board following, an annual stockholder’s meeting.

The following table sets forth information concerning the compensation earned by our non-employee directors as of December 31, 2019 who served during 2019.

Name	Fees Earned or Paid (1)	Stock Awards (2)	Option Awards (2)	Total
Michael DeMane	$105,000	$174,955	$—	$279,955
Ali Behbahani, M.D. (3)	$14,758	$—	$—	$14,758
Lisa D. Earnhardt (4)	$28,277	$—	$—	$28,277
Frank Fischer	$67,000	$174,955	$—	$241,955
Wilfred E. Jaeger, M.D.	$85,250	$174,955	$—	$260,205
Shawn T McCormick	$80,000	$174,955	$—	$254,955
Kevin O'Boyle (5)	$49,665	$392,448	$—	$442,113
Karen Prange (6)	$2,092	$299,979	$—	$302,071
Brad Vale, Ph.D., D.V.M.	$63,000	$174,955	$—	$237,955
Elizabeth ("Bess") Weatherman (7)	$52,739	$392,448	$—	$445,187

(1) The amounts reported in this column represent the aggregate amount of all fees earned or paid in cash to each non-employee director in fiscal 2019 for their service as a director, including any annual retainer fees, committee and/or chairmanship fees.  Amounts may be paid in cash or, at the election of the director, in the form of fully vested shares of common stock.

(2) The amounts reported in this column represent the grant date fair value calculated in accordance with the provisions of ASC Topic 718. The valuation assumptions used in determining such amounts are described in Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

(3) Dr. Behbahani resigned from the Board effective as of March 18, 2019.

(4) Ms. Earnhardt resigned from the Board effective as of May 20, 2019.

(5) Mr. O’Boyle was appointed to the Board effective March 19, 2019.

(6) Ms. Prange was appointed to the Board effective December 17, 2019.

(7) Ms. Weatherman was appointed to the Board effective March 19, 2019.

As of December 31, 2019, each of our non-employee directors during 2019 held the following outstanding stock and option awards:

Name	Shares Subject to Outstanding Stock Awards	Shares Subject to Outstanding Option Awards
Michael DeMane	2,913	165,086
Frank Fischer	2,913	19,444
Wilfred E. Jaeger, M.D.	2,913	19,444
Shawn T McCormick	2,913	25,096
Kevin O'Boyle	6,049	—
Karen Prange	2,703	—
Brad Vale, Ph.D., D.V.M.	2,913	19,716
Elizabeth ("Bess") Weatherman	6,049	—

Stock Ownership Guidelines

In November 2018, our Board, upon recommendation by our Compensation Committee, approved stock ownership guidelines for our executive officers and directors.  Pursuant to the guidelines, our directors are required to hold equity valued at 3x the base annual retainer and have five years from the effective date of the guidelines to come into compliance.

EXECUTIVE OFFICERS

The following is biographical information for our executive officers and significant employees as of March 31, 2020.

Name	Age	Position(s)
Executive Officers
D. Keith Grossman	59	Chairman, President and Chief Executive Officer
Andrew H. Galligan	63	Chief Financial Officer
Niamh Pellegrini	53	Chief Commercial Officer
Kashif Rashid	46	General Counsel, Corporate Secretary and Chief Compliance Officer

Significant Employees
David Caraway, M.D., Ph.D.	63	Chief Medical Officer
Christofer Christoforou	50	Vice President, Research and Development
Lori Ciano	57	Chief Human Resources Officer
Donald A. Middlebrook	69	Vice President of Clinical, Regulatory and Quality
Patrick Schmitz	60	Vice President, Operations

Executive Officers

See above under “Proposal 1 Election of Directors” for biographical information for D. Keith Grossman.

Andrew H. Galligan has served as our Chief Financial Officer since May 2010. From February 2009 to July 2010, Mr. Galligan served as Vice President of Finance and Chief Financial Officer at OOMA, a consumer electronics manufacturer and VOIP service provider. From 2007 to 2008, Mr. Galligan served as Vice President of Finance and CFO of Reliant Technologies, Inc. (later acquired by Solta Medical, Inc.), a medical device company. Mr. Galligan has also held the top financial executive position at several other medical device companies and began his career in various financial positions at KPMG and Raychem Corp.  Mr. Galligan has served on the board of directors at OOMA, a publicly held consumer telecommunications company, since December 2014. Mr. Galligan also served on the board of directors of DiaDexus, Inc., a public medical diagnostics company, until January 2015. Mr. Galligan received a degree in Business Studies from Trinity College in Dublin, Ireland and is also a Fellow of the Institute of Chartered Accountants in Ireland.

Niamh Pellegrini has served as our Chief Commercial Officer since July 2019. From September 2018 to June 2019, Ms. Pellegrini was Vice President of Global Commercial Operations for Abbott Vascular. From April 2016 to September 2018, Ms. Pellegrini served as CEO and President at Autonomic Technologies, Inc. From October 2014 to October 2015, Ms. Pellegrini was President, North America at Thoratec Corporation. Prior to joining Thoratec Corporation, Ms. Pellegrini served in progressively responsible global business development, strategy and commercial roles at Johnson & Johnson. Ms. Pellegrini graduated from Santa Clara University with an M.B.A and a B.S. in finance.

Kashif Rashid has served as our General Counsel, Corporate Secretary and Chief Compliance Officer since December 2017. From March 2017 to December 2017, Mr. Rashid served as Vice President, Legal at Atara Biotherapeutics, Inc., a biotechnology company focused on T-cell immunotherapy.  From June 2008 to February 2017, Mr. Rashid served first as Associate General Counsel and later as Deputy General Counsel at St. Jude Medical, Inc., a medical device company. From September 1998 to June 2008, Mr. Rashid served in roles of increasing responsibility at General Electric Company's Healthcare business, Loews Corporation and Kaye Scholer, LLP, a global law firm. Mr. Rashid received a B.S. in Business Administration from the George Washington University and a J.D. from Georgetown University Law Center.

Significant Employees

David Caraway, M.D., Ph.D. has served as our Chief Medical Officer since April 2014. Before joining Nevro, from 2001 to May 2014, Dr. Caraway was the CEO of The Center for Pain Relief, Tri-State, L.L.C., in partnership with St. Mary’s Regional Medical Center in Huntington, West Virginia. Dr. Caraway has maintained an active medical practice for over 20 years and has held leadership positions in the North American Neuromodulation and the American Society of Interventional Pain Physicians. As a nationally recognized expert in the treatment of chronic pain, he has lectured regionally, nationally and internationally in the field of Interventional Pain Medicine and authored numerous publications in this field. Dr. Caraway received a B.S. in chemical engineering from the University of Virginia School of Engineering, an M.D. from the University of Virginia School of Medicine and a Ph.D. in biophysics from the University of Virginia Graduate School of Arts and Sciences. He also received post-graduate training in anesthesiology and pain management from the University of Virginia. Dr. Caraway is board certified by the American Board of Anesthesiology.

Christofer Christoforou has served as our Vice President, Research and Development since July 2016. From December 2014 to July 2016, Mr. Christoforou served as Vice President, Quality Engineering at Thoratec, a medical device company where he oversaw the operational, design and supplier quality engineering functions. From October 1999 to December 2014, Mr. Christoforou served in several leadership positions of increasing levels of responsibility at Thoratec. From August 1993 to February 1999, Mr. Christoforou served as a Manager of Engineering and various Engineering positions for United States Surgical Corporation, a producer of tools for use in surgery. Mr. Christoforou received a B.S. in Biomedical Engineering from Boston University and a M.S. in Biomedical Engineering from The Johns Hopkins University in Maryland.

Lori Ciano has served as our Chief Human Resources Officer since June 2019.  From April 2018 to June 2019, Ms. Ciano was Senior Vice President, Human Resources at Dermira, a Northern California-based biotechnology company. From November 2015 to March 2018, Ms. Ciano served as a consultant specializing in coaching and counsel around talent acquisition and management, compensation and benefits, and culture to executive and human resources teams. From November 2014 to October 2015, Ms. Ciano served as Vice President of Information Technology and Chief Human Resources Officer at Thoratec Corporation. Ms. Ciano has also led human resources organizations at Conceptus, Affymetrix, and Novellus Systems. She began her career at Varian where she served in marketing and business development roles. Ms. Ciano earned an M.S. in psychology from JFK University, an M.B.A. from Santa Clara University, and a B.S. in marketing from San Jose State University.

Donald A. Middlebrook has served as our Vice President of Clinical, Regulatory and Quality since January 2020.  From January 2017 to January 2020, Mr. Middlebrook served as Regulatory and Clinical Affairs Consultant for Abbot following their acquisition of St. Jude Medical.  From October 2015 to January 2017, Mr. Middlebrook served in the same capacity for St. Jude Medical following their acquisition of Thoratec Corporation.  From September 1996 to October 2015, Mr. Middlebrook served as Vice President of Corporate Quality and Regulatory Affairs for Thoratec Corporation.  Prior to this, Mr. Middlebrook held positions of increasing responsibility in regulatory affairs and quality assurance at Chiron Vision and Baxter International. Mr. Middlebrook previously served as President and Chairman of the Regulatory Affairs Professional Society (RAPS) Board of Directors, was elected as a RAPS Fellow and has continued to serve on several important committees for this society. Mr. Middlebrook received a B.S. in Biology from California State University, Fullerton.

Patrick Schmitz has served as our Vice President, Operations since March 2016. From 2005 to October 2015, Mr. Schmitz served as Vice President, Operations at Thoratec, a medical device company, where he oversaw all domestic and international operations. From 2003 to 2005, Mr. Schmitz served as Vice President, North American Operations at GN ReSound, a medical device company. Mr. Schmitz also held several leadership positions in increasing levels of responsibility at St. Jude from 1993 to 2003. Mr. Schmitz holds a B.S. in Industrial Technology from the University of Wisconsin – Stout.

COMPENSATION DISCUSSION AND ANALYSIS

General

The following Compensation Discussion and Analysis (“CD&A”) provides information on the compensation arrangements for our Named Executive Officers (our Chief Executive Officer and Chief Financial Officer serving during fiscal 2019 and our other three most highly compensated executive officers serving at the end of fiscal 2019, collectively our “NEOs”) and is intended to provide context for the decisions underlying the compensation paid to our NEOs in 2019. This CD&A should be read together with the compensation tables and related disclosures set forth below. Our NEOs for 2019 were as follows:

•	D. Keith Grossman, President and Chief Executive Officer;
•	Rami Elghandour, former President and Chief Executive Officer;
•	Andrew H. Galligan, Chief Financial Officer;
•	Niamh Pellegrini, Chief Commercial Officer;
•	Michael Carter, Vice President, Global Sales; and
•	Kashif Rashid, General Counsel, Corporate Secretary and Chief Compliance Officer.

The Company appointed Mr. D. Keith Grossman as President and Chief Executive Officer of the Company effective as of March 19, 2019, replacing Mr. Elghandour who resigned from his positions of President, Chief Executive Officer and a member of the Board effective March 18, 2019. For a description of Mr. Elghandour’s Separation Agreement, see “Change in Control and Severance Arrangements” below.  Mr. Carter was appointed our Vice President, Global Sales effective as of February 20, 2019, and Ms. Pellegrini was appointed our Chief Commercial Officer effective as of July 15, 2019.  Mr. Andrew Galligan intends to retire from his position as Chief Financial Officer, but will remain in such role through the appointment of a successor and will serve in a transitional role for a period of time thereafter.

Executive Summary

2019 Performance Highlights. Our executive compensation programs are designed to deliver pay in accordance with corporate and individual performance, rewarding superior performance and providing consequences for underperformance. We believe that compensation of our NEOs for fiscal year 2019 was aligned with the Company’s performance. Highlights of our 2019 performance and achievements include the following:

•	We achieved revenue of $390.3 million for the full year 2019.
•

We launched the Senza® OmniaTM platform commercially in the United States: the only spinal cord stimulation platform that is capable of delivering HF10 therapy in addition to lower frequencies and waveforms.

•	We completed patient enrollment in our randomized controlled trial for painful diabetic neuropathy.
•	We completed 50% U.S. enrollment for our non-surgical refractory back pain study by the end of 2019.

Say-on-Pay Vote and Stockholder Feedback.  At our 2019 annual meeting of stockholders, our stockholders voted 82.0% (excluding abstentions and broker non-votes) in favor of the non-binding advisory vote to approve the compensation of our named executive officers, or our “Say-on-Pay” vote, a significant improvement over the results of our 2018 Say-on-Pay vote.  Our 2019 compensation program includes a number of changes implemented in response to our 2018 Say-on-Pay result, and we believe our significantly improved 2019 results reflect stockholders’ approval of these changes.  As further described below, we continue to engage actively with stockholders on our executive compensation programs, and remain committed to achieving pay for performance alignment and compensation governance best practices.

2019 Stockholder Engagement.  We strive to align with our shareholders on our executive compensation program, including our approach to pay for performance and the implementation of risk mitigation measures.  Accordingly, similar to efforts we made in 2018, in 2019 we engaged in a shareholder outreach effort to ensure that alignment and that we are appropriately taking our shareholders’ feedback into consideration.  In 2019, we contacted our 25 largest stockholders, comprising over 75% of our outstanding shares, and spoke with approximately half of those shareholders regarding our executive compensation program.  Members of management and, in some cases, Dr. Jaeger, the chair of our Compensation Committee, were present at these meetings.  During these meetings, our stockholders expressed alignment generally with our approach to executive compensation in 2019 and, more specifically, with respect to the structure of the performance share unit component of Mr. Grossman’s onboarding CEO equity grant. Feedback received from our shareholders was shared internally and considered in executive compensation decision making.

2019 Compensation Highlights.  Consistent with our compensation philosophy, key compensation decisions for 2019 included the following:

•

No 2019 Base Salary or Target Bonus Increases for Our Former CEO or Our CFO. The 2019 base salaries for our former Chief Executive Officer and our Chief Financial Officer were not increased from their 2018 levels in response to stockholder feedback and to better align pay with performance.  We increased the base salary and target bonus of Mr. Rashid following consideration of peer group data and to recognize his performance in 2018.  Each other NEO’s base salary and target bonus was established following arm’s length negotiations in connection with their hire in 2019 and following the compensation committee’s review of market data.

•

Annual Cash Incentives. For our 2019 performance-based annual bonus program, our Compensation Committee selected five performance goals that were intended to promote our business plan and short-term goals, including with respect to achieving our revenue and adjusted EBITDA targets and key research/development goals and clinical/regulatory goals.  In light of our achievement against these performance goals, the Board determined to pay out annual bonuses at approximately 125.4% of target for the corporate performance component of each of our NEO’s annual bonuses.

•

Equity-Based Long-Term Incentives. In 2019, we did not make annual equity grants to our NEOs continuing from 2018, in order to transition our annual grant cycle from Q4 to Q1 beginning in 2020.  We granted new-hire equity awards to Mr. Grossman, Ms. Pellegrini and Mr. Carter, each of whom commenced employment in 2019.  Mr. Grossman’s new-hire grant was comprised 50% of RSUs and 50% of performance stock units that vest based on the Company’s relative total shareholder return as compared to the S&P Healthcare Equipment Select Industry Index and rigorous stock price targets.  We also made RSU grants to Messrs. Galligan and Rashid in May 2019 in order to provide additional retentive value in light of the changes in the executive leadership team in March 2019.

Compensation Governance and Best Practices. We are committed to having strong governance standards with respect to our compensation programs, procedures and practices. Our key compensation practices include the following:

•

Pay for performance. A significant portion of executive compensation is “at risk” based on corporate performance, and additionally is equity-based, in order to align the interests of our executive officers with stockholders.

•	Strong link between performance measures and strategic objectives. Performance measures for incentive compensation are linked to operating priorities designed to create long-term stockholder value.
•

Independent compensation consultant. The Compensation Committee retains an independent compensation consultant to review and provide recommendations regarding our executive compensation program and practices.

•	No guaranteed annual salary increases or bonuses. Our NEOs’ salary increases are based on individual evaluations and their annual cash incentives are tied to corporate performance.
•	No tax gross-ups. We do not provide any tax gross-ups to our NEOs.
•	Limited perquisites. We do not provide any perquisites or personal benefits to our NEOs, other than as provided to our employees generally and in limited circumstances.
•	No hedging or pledging. We prohibit our employees and directors from hedging or pledging any Company securities.
•

Stock ownership guidelines.  Under our stock ownership guidelines adopted in 2018, we require our executives and directors to hold meaningful amounts of our common stock, including common stock equal to 5x base salary for our Chief Executive Officer.

Executive Compensation Objectives and Philosophy

The key objective in our executive compensation program is to attract, motivate and reward leaders with the skills and experience necessary to successfully execute on our strategic plan to maximize stockholder value. Our executive compensation program is designed to:

•	Attract and retain talented and experienced executives in a competitive and dynamic market;
•	Motivate our NEOs to help the Company achieve the best possible financial and operational results;
•	Provide reward opportunities consistent with our performance on both a short-term and long-term basis; and
•	Align the long-term interests of our NEOs with those of our stockholders.

We strive to set our overall total compensation at a competitive level. Executives may be compensated above or below the median market position based on factors such as experience, performance, scope of position and the competitive demand for proven executive talent.

Determination of Executive Compensation

Our Compensation Committee is responsible for establishing and overseeing our executive compensation programs and annually reviews and determines the compensation to be provided to our NEOs, other than with respect to our Chief Executive Officer, whose compensation is determined by the Board.

In setting executive compensation, the Compensation Committee considers a number of factors, including the recommendations of our Chief Executive Officer (other than with respect to himself), current and past total compensation, competitive market data and analysis provided by the Compensation Committee’s independent compensation consultant, Company performance and each executive’s impact on performance, each executive’s relative scope of responsibility and potential, each executive’s individual performance and demonstrated leadership and internal equity pay considerations. Our Chief Executive Officer’s recommendations are based on his evaluation of each other NEO’s individual performance and contributions, of which he has direct knowledge. Our Board makes decisions regarding our Chief Executive Officer’s compensation, following recommendation from the Compensation Committee.

Competitive Market Data and Independent Compensation Consultant

In order to design a competitive executive compensation program that will continue to attract top executive talent, our Compensation Committee engages an independent compensation consultant to provide a competitive review of executive compensation, including base salary, annual incentives and equity compensation as compared with market data.  Our Compensation Committee has engaged Radford as our independent compensation consultant to provide competitive analysis of our executive compensation program.  In August 2018, following consultation with Radford, our Compensation Committee approved a peer group (the “2018 Peer Group”) based primarily on an analysis of peer group revenue, headcount, and market capitalization.  The 2018 Peer Group consisted of the following:

• Alkermes	• CryoLife	• Ionis Pharmaceuticals	• Orthofix N.V.
• AtriCure	• Glaukos	• Masimo	• Pacira Pharmaceuticals
• Bio-Techne	• Globus Medical	• Natus Medical	• Penumbra
• Cantel Medical	• Inogen	• NovoCure	• Wright Medical Group N.V.
• Cardiovascular Systems	• Insulet	• NuVasive
• CONMED	• Integra LifeSciences Holdings	• NxStage Medical

The 2018 Peer Group was selected by considering growth companies that are publicly-traded medical device companies or commercial bio/pharma companies with similar valuation, with revenues generally within a range of $150 million and $800 million and market cap between $700 million and $7 billion.

In August 2019, following consultation with Radford, our Compensation Committee approved a new peer group (the “2019 Peer Group”) based primarily on an analysis of peer group revenue, headcount, and market capitalization.  The 2019 Peer Group consisted of the following:

• AtriCure	• Globus Medical	• NuVasive
• Cantel Medical	• Inogen	• Orthofix N.V.
• Cardiovascular Systems	• iRhythm Technologies	• Penumbra
• CONMED	• Masimo	• Tandem Diabetes Care
• CryoLife	• Natus Medical	• Wright Medical Group N.V.
• Glaukos	• NovoCure

The 2019 Peer Group was selected by considering growth companies that are publicly-traded medical device companies or commercial bio/pharma companies with similar valuation, with revenues generally within a range of $200 million and $1.0 billion and market cap between $600 million and $6 billion.  In November 2019, our Compensation Committee reviewed Radford’s analysis of our 2019 executive compensation program with respect to the 2019 Peer Group.

Our Compensation Committee generally uses the peer group to help structure a competitive executive compensation program, by considering the 25th, 50th and 75th percentiles of market data, and make individual compensation decisions based on comparable positions at companies with which we compete for talent. The 2018 Peer Group was considered in establishing our NEOs’ 2019 compensation, and the 2019 Peer Group was considered in establishing our NEOs’ 2020 compensation.  While the Compensation Committee does not establish compensation levels solely based on a review of competitive data, it believes such data is a useful tool in its deliberations as our compensation policies and practices must be competitive in the marketplace for us to be able to attract, motivate and retain qualified executive officers.

Components of Compensation

The primary elements of our NEOs’ compensation and the main objectives of each are:

•	Base Salary. Base salary attracts and retains talented executives, recognizes individual roles and responsibilities and provides stable income;
•

Annual Performance-Based Incentive Compensation. Annual performance bonuses promote short-term performance objectives and reward executives for their contributions toward achieving those objectives; and

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Equity-Based Long-Term Incentive Compensation. Equity compensation, provided in the form of stock options and restricted stock units and beginning in 2019, performance-based equity for our chief executive officer, aligns executives’ interests with our stockholders’ interests, emphasizes long-term financial performance and helps retain executive talent.

In addition, our NEOs are eligible to participate in our health and welfare programs and our 401(k) plan on the same basis as our other employees. We also maintain severance and change in control arrangements, which aid in attracting and retaining executive talent and help executives to remain focused and dedicated during potential transition periods due to a change in control. Each of these elements of compensation for 2019 is described further below.

Base Salary

Base salaries provide our NEOs with a reasonable degree of financial certainty and stability. Our Compensation Committee annually reviews and determines the base salaries of our executives and evaluates the base salaries of new hires at the time of hire. In November 2018, our Compensation Committee reviewed the base salaries of our then-employed named executive officers.  In light of stockholder feedback to our prior executive compensation program, the Compensation Committee determined not to increase the base salaries of Messrs. Elghandour and Galligan from their 2018 levels.  The Compensation Committee approved increasing Mr. Rashid’s base salary 14.3% in order to position him at the median of our 2018 Peer Group.

Each of the base salaries of Mr. Grossman, Ms. Pellegrini and Mr. Carter were set in connection with their commencement of employment with us in 2019, following arm’s length negotiations, and after considering market information from Radford. Our NEOs’ 2018 and 2019 annualized base salaries were as set forth below:

Name	2018 Annualized Base Salary	2019 Annualized Base Salary
D. Keith Grossman	N/A	$800,000
Rami Elghandour	$700,000	$700,000
Andrew H. Galligan	$445,000	$445,000
Niamh Pellegrini	N/A	$450,000
Michael Carter	N/A	$350,000
Kashif Rashid	$350,000	$400,000

Annual Performance-Based Incentive Compensation

Our annual performance-based bonus program is designed to motivate our executives to meet or exceed company-wide short-term performance objectives. Our annual bonus program provides for the payment of cash bonuses based on each NEOs’ target annual bonus and our achievement of corporate performance objectives.

In November 2018, our Compensation Committee did not increase the 2019 target cash bonuses, as a percentage of base salary, for each of Messrs. Elghandour and Galligan from the levels in effect for 2018, and approved increasing Mr. Rashid’s target bonus from 50% base salary to 60% of base salary in recognition of his performance in 2018.  The target bonuses for each of Mr. Grossman, Ms. Pellegrini and Mr. Carter were set by the Compensation Committee in connection with their commencement of employment in 2019, following arm’s length negotiations, and after considering market information from Radford.  Following such determinations, our NEOs’ target bonuses were as set forth below:

Name	2019 Target Bonus
D. Keith Grossman	100% of base salary
Rami Elghandour	100% of base salary
Andrew H. Galligan	65% of base salary
Niamh Pellegrini	70% of base salary
Michael Carter	$400,000
Kashif Rashid	60% of base salary

Under the bonus program for each executive other than Mr. Carter, annual bonuses are earned based on the Company’s achievement of pre-established corporate goals.  In the case of Mr. Carter, 25% of his annual bonus is earned based on the same factors, and the remaining 75% of his annual bonus is based on the achievement of Company revenue.

Mr. Carter’s annual bonus was prorated based on the length of his employment during 2019.  Ms. Pellegrini was eligible to receive an annual bonus based on her target bonus as if she had been employed during the full year.  Mr. Elghandour was not eligible to receive a payout under the 2019 program because he resigned from the Company during 2019, but received a multiple of his target bonus pursuant to his severance arrangement with the Company.

2019 Corporate Bonus Plan

For fiscal year 2019, our Compensation Committee approved five goals under our 2019 cash incentive program relating to the Company’s short-term goals and business plan with respect to sales and marketing, financial, research and development, and clinical and regulatory.  These goals, along with their weightings, any applicable scaling based on achievement, and our actual achievement in 2019, are set forth in the table below.

Objective	Goal	Weight	Scaling	2019 Achievement	Weighted Percentage Achievement
Sales & Marketing	Worldwide revenue target of $375 million	50%	Performance at $365 million corresponds to 0% achievement. Performance at $375 million corresponds to 100% achievement. Performance at $405 million corresponds to 200% achievement. Linear scaling between performance levels.	$390 million	75.4%
Financial	Adjusted EBITDA(1) target of ($46.5 million)	20%	Percentage achievement scales to ($46.5 million), corresponding to a maximum of 100% achievement.	($39.6 million)	20%
Research & Development	First U.S. approval of Senza Omnia in Q3 and commercial launch in Q4	10%	No scaling	Achieved	10%
Clinical & Regulatory	Complete enrollment for painful diabetic neuropathy study per protocol in Q3	10%	No scaling	Achieved	10%
Research & Development	Complete 50% U.S. enrollment for non-surgical refractory back pain study by end of 2019	10%	No scaling	Achieved	5%
Total		100%	Maximum of 150% achievement		125.4%

(1) Adjusted EBITDA is a non-GAAP measure and represents net income before interest, taxes, and depreciation and amortization expense and excludes certain litigation expenses, stock-based compensation expenses and foreign exchange gain or loss.

Under the 2019 corporate bonus plan, the bonus pool would not be funded if the adjusted EBITDA target were not achieved.

Corporate goals and performance targets are reviewed and approved by the Compensation Committee, which gives its recommendations to the Board prior to any allocation of the bonus. In March 2019, the Compensation Committee reviewed our 2019 company-wide performance with respect to determining bonuses to executive officers and the Board determined, after reviewing the recommendations from the Compensation Committee, company-wide achievement of 125.4%, as set forth in the table above. Accordingly, following its review and determinations, the Board approved, based on recommendations from the Compensation Committee, cash bonuses to the NEOs at 125.4% of their target bonus opportunity (or in the case of Mr. Carter, the 25% portion of his target bonus opportunity tied to corporate performance).

2019 Revenue Bonus Plan for Michael Carter

As described above, 75% of Mr. Carter’s annual bonus opportunity is based on the achievement of Company revenue.  This revenue element of Mr. Carter’s bonus is paid based on achievement at up to the target quarterly revenue achievement level with any overachievement paid based on full year performance.  Payout of this portion scales from 100% to 200% of target based on full year performance at $365 million to $405 million.  Based on our achievement of 2019 full year revenue of $390 million, the amount earned by Mr. Carter for was $376,200.

The NEOs’ 2019 performance bonuses are set forth in the column entitled “Non-Equity Incentive Plan Compensation” in the “2019 Summary Compensation Table” below.

Equity-Based Long-Term Incentive Awards

Our Compensation Committee believes it is essential to provide equity-based compensation to our executive officers in order to link the interests and risks of our executive officers with those of our stockholders, reinforcing our commitment to ensuring a strong linkage between company performance and pay. We typically make initial grants of equity awards to eligible new employees and annual grants of equity awards to eligible employees as determined by our Compensation Committee, including our NEOs.

Prior to 2019, our practice was to make annual grants of equity-based compensation to our NEOs in November in conjunction with the review of a competitive assessment by Radford. In 2019, we determined to transition our annual grant cycle from Q4 to Q1 in order to better align with public company peer practices.

We made grants of new-hire equity awards to each of Mr. Grossman, Ms. Pellegrini and Mr. Carter in connection with their commencement of employment with us in 2019, following arm’s length negotiations and after consideration of market information from Radford.

On March 19, 2019, we granted to Mr. Grossman 111,111 RSUs and 111,111 performance stock units (“PSUs”). The RSUs vest in substantially equal quarterly installments over three years, subject to Mr. Grossman’s continuous employment with the Company through the applicable vesting date.

Each PSU represents the contingent right to receive up to 3.5 shares of the Company’s common stock, with the number of shares determined using a pre-established formula tied to the achievement of relative total shareholder return (“TSR”) targets set by the Board for the Company compared to the S&P Healthcare Equipment Select Industry Index (the “Index”) measured over the period commencing on March 19, 2019 and ending on the earliest of (i) March 19, 2022, (ii) the consummation of a change in control, or (iii) upon certain terminations of Mr. Grossman’s employment (the “performance period”) and subject to upward adjustment based on absolute stock price performance at the end of the performance period. The number of shares issuable in respect of each PSU is determined based on the Company’s TSR relative to the TSRs of the companies that comprise the Index. The number of shares issuable is determined by multiplying the target number of PSUs by an achievement factor, which is the product of a TSR factor and an absolute stock price multiplier, as set forth in the tables below.  Performance between levels is determined with linear interpolation.

Company’s TSR is Positive
Relative TSR for the Performance Period	Relative TSR Factor	Absolute Stock Price Multiplier			Achievement Factor
		Absolute Stock Price below $90	Absolute Stock Price at $90	Absolute Stock Price at or above $120	Absolute Stock Price below $90	Absolute Stock Price at $90	Absolute Stock Price at or above $120
At or above 85th percentile	2.0	1.0	1.5	1.75	2.0	3.0	3.5
75th percentile	1.5	1.0	1.5	1.75	1.5	2.25	2.625
60th percentile	1.0	1.0	1.0	1.0	1.0	1.0	1.0
40th percentile	0.5	1.0	1.0	1.0	0.5	0.5	0.5
Below 40th percentile	0.0	1.0	1.0	1.0	0.0	0.0	0.0

Company’s TSR is Negative
Relative TSR for the Performance Period	Relative TSR Factor	Absolute Stock Price Multiplier			Achievement Factor
		Absolute Stock Price below $90	Absolute Stock Price at $90	Absolute Stock Price at or above $120	Absolute Stock Price below $90	Absolute Stock Price at $90	Absolute Stock Price at or above $120
At or above 85th percentile	1.0	1.0	1.5	1.75	1.0	1.5	1.75
75th percentile	1.0	1.0	1.5	1.75	1.0	1.5	1.75
60th percentile	1.0	1.0	1.0	1.0	1.0	1.0	1.0
40th percentile	0.5	1.0	1.0	1.0	0.5	0.5	0.5
Below 40th percentile	0.0	1.0	1.0	1.0	0.0	0.0	0.0

Mr. Grossman will generally be required to remain employed with the Company through the end of the performance period to be eligible to receive any shares in respect of the PSUs, subject to certain exceptions if he experiences a “covered termination” (as defined in his employment agreement), as described in more detail below under “Potential Payments Upon Termination or Change in Control”. Mr. Grossman generally will not be permitted to transfer or dispose of any shares issued in settlement of the PSUs until the earliest of (i) the first anniversary of the date the shares were issued, (ii) the consummation of a change in control of the Company, or (iii) Mr. Grossman’s termination of employment.

On February 20, 2019, we granted to Mr. Carter a new hire award of (i) 39,350 RSUs, which vest as to 25% of the RSUs on  each of the first four anniversaries of March 5, 2019, subject to continued service to the Company and (ii) an option to purchase 78,700 shares of our common stock, which vests as to 25% of the shares underlying the option on February 20, 2020 and as to 1/48th of the shares underlying the option on each monthly anniversary thereafter, subject to continued service to the Company.  On July 15, 2020, we granted to Ms. Pellegrini a new hire award of (i) 33,175 RSUs, which vest as to 25% of the RSUs on each of the first four anniversaries of August 6, 2019, subject to continued service to the Company and (ii) an option to purchase 71,575 shares of our common stock, which vests as to 25% of the shares underlying the option on July 15, 2020 and as to 1/48th of the shares underlying the option on each monthly anniversary thereafter, subject to continued service to the Company.

In May 2019, we also made RSU grants to Messrs. Galligan and Rashid in order to provide additional retentive value in light of the changes to the executive leadership team in March 2019.  Mr. Rashid received a grant of 3,425 RSUs, which vests as to 25% of the RSUs on each of the first four anniversaries of June 4, 2019, subject to his continued service. Mr. Galligan received a grant of 8,564 RSUs, which vests as to 50% of the RSUs on each of the first two anniversaries of June 4, 2019, subject to his continued service.

In 2019, our Compensation Committee committed that, going forward, at least 50% of our CEO’s targeted annual equity grant values will continue to be in the form of performance-based equity awards and will be tied to corporate performance metrics selected by the Board that are tied to shareholder value creation.

Retirement Savings, Health and Welfare Benefits

Our NEOs participate in our company-sponsored benefit programs on generally the same basis as other salaried employees, including a standard complement of health and welfare benefit plans and a 401(k) plan, which is intended to qualify under Section 401(k) of the Code, such that a portion of their eligible compensation may be deferred on a pre-tax basis. Under the 401(k) plan, employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit and to have the amount of such reduction contributed to the 401(k) plan. In 2019, we matched 100% of the first $5,000 of eligible employee contributions to the 401(k) plan, which matching contributions vest 25% annually subject to continued employment.

Perquisites and Other Personal Benefits

We did not provide any other perquisites or personal benefits to our NEOs for fiscal 2019, and we do not view perquisites or other personal benefits as a significant component of our executive compensation program. In the future, we may provide perquisites or other personal benefits in limited circumstances, such as where we believe it is appropriate to assist an individual executive officer in the performance of his or her duties, to make our executive officers more efficient and effective or for recruitment, motivation, or retention purposes. All future practices with respect to perquisites or other personal benefits will be approved by the Compensation Committee.

Change in Control and Severance Arrangements

In connection with Mr. Elghandour’s resignation as President and Chief Executive Officer of the Company, as well as from the Board, Mr. Elghandour entered into a Separation Agreement with the Company, effective as of March 18, 2019 (the “Separation Agreement”). Pursuant to the Separation Agreement, Mr. Elghandour will remain available upon reasonable notice and at reasonable times to consult with the Company’s Chief Executive Officer for 24 months following his separation, and certain of Mr. Elghandour’s vested options will remain exercisable during such 24-month period. Under the Separation Agreement, in exchange for a general release of claims against the Company and its affiliates, the Company will pay Mr. Elghandour as severance $2.8 million in a cash lump sum, which constitutes 24 months of Mr. Elghandour’s base salary and target bonus, and will, at its cost, provide Mr. Elghandour and his covered dependents with up to 24 months of continued healthcare coverage. All of Mr. Elghandour’s unvested equity awards were forfeited in connection with the termination of his employment.

We are party to an employment agreement with Mr. Grossman and are also party to change in control severance agreements with each of our other currently-employed NEOs, which provide for severance benefits and payments upon certain terminations without cause or resignations for good reason. Our Compensation Committee believes that these types of arrangements are necessary to attract and retain executive talent and are a customary component of executive compensation. In particular, such arrangements can serve to mitigate a potential disincentive for them when they are evaluating a potential acquisition of the Company and can encourage retention through the conclusion of the transaction. The payments and benefits provided under our severance and change in control arrangements are designed to provide our NEOs with treatment that is competitive with market practices. A description of these arrangements, as well as information on the estimated payments and benefits that our NEOs would have been eligible to receive as of December 31, 2019, are set forth in “Potential Payments Upon Termination or Change in Control” below.

Other Policies and Considerations

Stock Ownership Guidelines. In 2018, our Board, upon the recommendation of our Compensation Committee, adopted stock ownership guidelines applicable to our executive officers and our directors.  Under the stock ownership guidelines, our CEO is required to hold equity valued at 5x base salary, our other named executive officers are required to hold equity valued at 3x base salary, and our directors are required to hold equity valued at 3x the base annual retainer.  Each individual has until the fifth anniversary of the effective date of the guidelines to come into compliance with the guidelines.

Insider Trading Policy. Our Insider Trading Policy provides that no officer, director, employee or consultant, or any immediate family member or any member of the household of any such person, shall purchase or sell any type of security while in possession of material, non-public information relating to the security, whether the issuer of such security is the Company or any other company. This prohibition includes any interest or position relating to put options, call options or short sales, or engaging in hedging transactions. In addition, our Insider Trading Policy provides that no employee, officer or director may pledge Company securities as collateral to secure loans. This prohibition means, among other things, that these individuals may not hold Company securities in a “margin” account, which would allow the individual to borrow against their holdings to buy securities.

Deductibility of Compensation. Section 162(m) of the Internal Revenue Code disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for “covered employees.”  Prior to the Tax Cuts and Jobs Act of 2017, covered employees generally consisted of our Chief Executive Officer and each of the next three highest compensated officers serving at the end of the taxable year other than our Chief Financial Officer, and compensation that qualified as “performance-based” under Section 162(m) was exempt from this $1 million deduction limitation.  As part of the Tax Cuts and Jobs Act of 2017, the ability to rely on this exemption was, with certain limited exceptions, eliminated; in addition, the definition of covered employees was expanded to generally include all named executive officers. While our Board and Compensation Committee may take the deductibility of compensation into account when making compensation decisions, we believe that maintaining the discretion to provide compensation that is non-deductible allows us to provide compensation tailored to the needs of our Company and our named executive officers and is an important part of our responsibilities and benefits our stockholders.

Nonqualified Deferred Compensation. Our Board and Compensation Committee take into account whether components of the compensation for our executive officers will be adversely impacted by the penalty tax imposed by Section 409A of the Code, and aims to structure these components to be compliant with or exempt from Section 409A to avoid such potential adverse tax consequences.

“Golden Parachute” Payments. Sections 280G and 4999 of the Code provide that certain executive officers and other service providers who are highly compensated or hold significant equity interests may be subject to an excise tax if they receive payments or benefits in connection with a change in control of the company that exceeds certain prescribed limits, and that we, or a successor, may forfeit a deduction on the amounts subject to this additional tax. We do not provide any executive officer, including any NEO, with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G or 4999.

Accounting for Share-Based Compensation. We follow Financial Accounting Standard Board Accounting Standards Codification Topic 718 (“ASC Topic 718”) for our share-based compensation awards. ASC Topic 718 requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including stock options and restricted stock units, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our executive officers may never realize any value from their awards. ASC Topic 718 also requires companies to recognize the compensation cost of their share-based compensation awards in their income statements over the period that an executive officer is required to render service in exchange for the option or other award.

EXECUTIVE COMPENSATION TABLES

2019 Summary Compensation Table

The following table sets forth total compensation earned by our NEOs for the fiscal years ending on December 31, 2019, 2018 and 2017.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($) (3)	Total ($)
D. Keith Grossman,	2019	630,000	—	12,451,099	—	791,566	5,000	13,877,665
Chairman, President and Chief Executive Officer
Rami Elghandour,	2019	249,712	—	—	—	—	2,823,036	3,072,748
Former Chief Executive Officer and President	2018	700,000	—	—	—	588,700	5,000	1,293,700
	2017	680,000	—	5,041,130	6,449,703	1,048,356	5,000	13,224,189
Andrew H. Galligan,	2019	445,000	—	499,966	—	362,720	5,000	1,312,686
Chief Financial Officer	2018	445,000	—	—	—	243,259	5,000	693,259
	2017	430,000	—	998,530	858,068	430,905	5,000	2,722,503
Niamh Pellegrini,	2019	207,955	—	2,275,605	2,154,716	395,010	4,500	5,037,786
Chief Commercial Officer
Michael Carter,	2019	303,009	—	1,894,010	1,906,114	484,422	5,000	4,592,555
Vice President, Global Sales
Kashif Rashid,	2019	400,000	—	199,952	—	300,960	5,000	905,912
General Counsel, Corporate Secretary and Chief Compliance Officer	2018	350,000	—	687,375	677,115	147,175	5,000	1,866,665

(1) For the stock and option awards columns, amounts shown represents the grant date fair value of options and RSUs granted as calculated in accordance with ASC Topic 718. For 2019, the stock awards column includes the grant date fair value of PSUs granted to Mr. Grossman that vest based the Company’s relative total stockholder return and absolute stock price.  The grant date fair value of such PSUs is calculated based on a Monte Carlo simulation model, which is not subject to probable or maximum outcome assumptions. See Note 10 to our consolidated financial statements included in our Form 10-K for the fiscal year ended December 31, 2019 for the assumptions used in calculating these amounts.

(2) The amounts reported in the Non-Equity Incentive Plan Compensation column represent the annual cash performance-based bonuses earned by our NEOs pursuant to the achievement of certain company performance objectives. For fiscal year 2019, these amounts were paid to the NEOs in March 2020, with the exception of Michael Mr. Carter, who received two payments in each of 2019 and 2020. Please see the descriptions of the annual performance bonuses paid to our NEOs in the section entitled “Compensation Discussion and Analysis - Annual Performance-Based Incentive Compensation” above.

(3) The amounts reported in the All Other Compensation column for 2019 represent for all NEOs, the amounts earned under the Company’s 401(k) matching contribution program, which are subject to annual pro-rata vesting, with the exception of Mr. Elghandour, the amount of which represents payments in connection under his separation agreement and continued healthcare coverage under COBRA following his resignation.

2019 Grants of Plan-Based Awards

The following table summarizes information about the non-equity incentive awards and equity-based awards granted to our NEOs in 2019. Mr. Elghandour did not receive any such awards in 2019 due to his resignation in March 2019.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: (#) of Shares of Stock or Units	All Other Option Awards: (#) of Securities Underlying Options	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards (10)
D. Keith Grossman			80,000	800,000	1,200,000
	03/19/2019	(2)				55,556	111,111	388,889				$7,476,659
	03/19/2019	(3)							111,111			$4,974,439
Andrew H. Galligan			28,925	289,250	433,875
	05/28/2019	(4)							8,564			$499,966
Niamh Pellegrini			31,500	315,000	472,500
	07/15/2019	(5)							33,175			$2,154,716
	07/15/2019	(6)								71,575	$64.95	$2,275,605
Michael Carter			10,000	400,000	750,000
	02/20/2019	(7)							39,350			$1,906,114
	02/20/2019	(8)								78,700	$48.44	$1,894,010
Kashif Rashid			24,000	240,000	360,000
	05/28/2019	(9)							3,425			$199,952

(1) Pursuant to our 2019 annual bonus program, the target bonuses for each of our NEOs, as a percentage of annualized base salary, was: Mr. Grossman: 100%; Mr. Galligan: 65%; Ms. Pellegrini: 70%; and Mr. Rashid: 60%. The target bonus for Mr. Carter was $400,000.  For each NEO other than Mr. Carter and the corporate portion of Mr. Carter’s bonus, threshold amounts assume achievement of the lowest weighted goal and no achievement of any other goals, resulting in achievement of 10% of target, and maximum amounts assume achievement at the highest level for worldwide revenue and full achievement of all other goals, resulting in achievement at 200% of target.  For the revenue portion of Mr. Carter’s bonus, there is no threshold amount, and the maximum amount assumes highest level for worldwide revenue, resulting in 150% of target. For additional detail on our annual bonus program, please see “Compensation Discussion and Analysis – Annual Performance-Based Incentive Compensation” above.

(2) Represents the grant of PSUs.  Each PSU constitutes the contingent right to receive up to 3.5 shares of the Company’s common stock. The number of shares to be issued in respect of each PSU is based on our stock price performance compared to a specified target composite index over a three-year vesting period, as adjusted based on our absolute stock price performance at the end of such performance period, with vesting subject to continued service.

(3) Represents restricted stock units, which vest equally in quarterly installments over three years from March 19, 2019, subject to continued service.

(4) Represents restricted stock units, which vest as to 50% of the units on each of the first two anniversaries of June 4, 2019, subject to continued service.

(5) Represents restricted stock units, which vest as to 25% of the units on each of the first four anniversaries of August 6, 2019, subject to continued service.

(6) Represent a stock option, which vests as to 1/4th of the shares underlying the option on July 15, 2020 and as to 1/48th of the shares on each monthly anniversary thereafter, subject to continued service.

(7) Represents restricted stock units, which vest as to 25% of the units on each of the first four anniversaries of March 5, 2019, subject to continued service.

(8) Represents a stock option, which vests as to 1/4th of the shares underlying the option on February 20, 2020 and as to 1/48th of the shares on each monthly anniversary thereafter, subject to continued service.

(9) Represents restricted stock units, which vest as to 25% of the units on each of the first four anniversaries of June 4, 2019, subject to continued service.

(10) The amounts shown represent the fair value per share as of the grant date determined in accordance with ASC Topic 718, multiplied by the number of shares. The fair value of the PSUs granted to Mr. Grossman is calculated based on a Monte Carlo simulation model.  See Note 10 to our consolidated financial statements included in our Form 10-K for the fiscal year ended December 31, 2019 for the assumptions used in calculating these values.

Outstanding Equity Awards at 2019 Fiscal Year End

The following table lists all outstanding equity awards held by our NEOs as of December 31, 2019.

	Stock Option Awards							Restricted Stock Units
Name	Vesting Commencement Date (1)		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Vesting Commencement Date (2)		Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)
D. Keith Grossman			—					03/19/2019	(5)	83,334	9,795,078
			—					03/19/2019	(6)			388,889	45,710,013
Rami Elghandour	06/01/2016		110,000			54.50	03/19/2021
Andrew H. Galligan	09/29/2011		41,394	—		3.60	09/28/2021
	05/15/2013		36,286	—		3.60	05/14/2023
	11/05/2014		14,941	—		18.00	11/04/2024
	11/05/2015		20,500	—		63.23	11/30/2025
	11/05/2016		21,069	6,264		87.62	11/15/2026	11/01/2016		1,709	200,876
	11/14/2017		13,541	12,459		76.81	11/13/2027	11/01/2017		6,500	764,010
			—	—				06/04/2019	(7)	8,564	1,006,613
Niamh Pellegrini	07/15/2019	(4)	—	71,575		64.95	07/14/2029	08/06/2019		33,175	3,899,390
Michael Carter	02/20/2019	(4)	—	78,700		48.44	02/19/2029	03/05/2019		39,350	4,625,199
Kashif Rashid	12/18/2017	(4)	10,000	10,000		70.86	12/17/2027	01/02/2018		7,500	881,550
	11/27/2018		8,802	23,698		42.30	11/26/2028	11/01/2018		12,188	1,432,578
			—	—				06/04/2019		3,425	402,575

(1) Except as otherwise noted, options vest as to 1/48th of the shares on each monthly anniversary of the vesting commencement date, such that all shares will be vested on the fourth anniversary of the vesting commencement date, subject to the holder continuing to provide services to the Company through each such vesting date.

(2) Except as otherwise noted, RSUs vest as to 1/4th of the shares on each anniversary of the vesting commencement date, such that all shares will be vested on the fourth anniversary of the vesting commencement date, subject to the holder continuing to provide services to the Company through each such vesting date.

(3) Value is based on $117.54, the closing stock price of our common stock on December 31, 2019.

(4) The option vests as to 1/4th of the shares on the one year anniversary of the vesting commencement date and vests as to 1/48th of the shares on each monthly anniversary thereafter, such that all shares will be vested on the fourth anniversary of the vesting commencement date, subject to the holder continuing to provide services to the Company through each such vesting date.

(5) The RSUs vest equally in quarterly installments over three years, subject to the holder continuing to provide services to the Company through each such vesting date.

(6) Represents PSUs, with each unit representing the contingent right to receive up to 3.5 shares of the Company’s common stock. The number of shares to be issued is based on the Company’s stock price performance compared to a specified target composite index over a three-year vesting period, as adjusted by the Company’s absolute stock price at the end of such performance period, with vesting subject to the holder continuing to provide services to the Company through each such vesting date.  Because such PSUs were tracking at above target as of December 31, 2019, the maximum number of PSUs is shown.

(7) The RSUs vest as to 50% of the shares on each anniversary of the vesting commencement date, subject to the holder continuing to provide services to the Company through each such vesting date.

Option Exercises and Stock Vested

The following table summarizes the stock options exercised during the year ended December 31, 2019, and the related value realized upon exercise by our NEOs, as well as the restricted stock units that vested during the year ended December 31, 2019, and the related value realized upon vesting.

	Option Awards		RSUs
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized Upon Vesting ($) (2)
D. Keith Grossman	—	—	27,777	2,455,579
Rami Elghandour	434,373	23,784,699	11,742	510,988
Andrew H. Galligan	44,026	2,156,428	4,958	429,512
Kashif Rashid	—	—	6,562	443,266

(1) The value realized equals the excess of the market price of our common stock at exercise over the option exercise price, multiplied by the number of shares for which the option was exercised.

(2) The value realized on the vesting date is based on the closing trading price of our common stock on the vesting date, multiplied by the number of RSUs vested.

Potential Payments Upon Termination or Change in Control

Grossman Agreement and CIC Severance Agreements

As of December 31, 2019, we were party to an employment agreement with Mr. Grossman (the “Grossman Agreement”).  We are also party to change in control severance agreements with each of our other NEOs (the “CIC Severance Agreements”) other than Mr. Elghandour. Each of these agreements provide for severance benefits and payments upon certain terminations without cause or resignations for good reason, both outside of a change in control and in connection with a change in control.

Under the Grossman Agreement, in the event Mr. Grossman’s employment is terminated by us other than for “cause”, as a result of Mr. Grossman resigning for “good reason” (each, as defined in the Grossman Agreement) or due to his death or disability (hereinafter a “covered termination”), then Mr. Grossman will receive (i) a severance payment equal to 24 months of Mr. Grossman’s base salary, payable in a cash lump sum, (ii) payment or reimbursement by us of COBRA premiums for up to 24 months, and (iii) 24 months’ accelerated vesting of Mr. Grossman’s then-unvested time-based equity awards. In addition, the performance period for Mr. Grossman’s outstanding performance-based equity awards will be truncated to end immediately prior to the termination date, and the number of shares issuable will be prorated based on the portion of the performance period completed prior to the termination date.  In the event Mr. Grossman experiences a covered termination within the period commencing three months prior to and ending 24 months following a change in control, then in lieu of the foregoing severance benefits, Mr. Grossman would receive (i) a severance payment equal to the sum of (a) 2.5 times Mr. Grossman’s annual base salary and (b) 2.5 times Mr. Grossman’s annual target bonus, payable in cash lump sum, (ii) payment or reimbursement by us of COBRA premiums for up to 30 months, and (iii) full vesting acceleration of Mr. Grossman’s then-unvested equity awards. Mr. Grossman’s severance benefits are contingent on Mr. Grossman providing a general release of claims against us.

Pursuant to the terms of the CIC Severance Agreements with Mr. Galligan, as amended and restated June 2019, in the event that Mr. Galligan’s employment is terminated by us other than for “cause” or Mr. Galligan experiences a “constructive termination” (each, as defined in the CIC Severance Agreement and hereinafter, a qualifying termination), then Mr. Galligan will receive as severance twelve months of base salary in a single cash lump sum payment, up to twelve months of COBRA reimbursement, 12 months’ accelerated vesting of his outstanding equity awards, and extended exercisability of each of his then-vested non-qualified stock options for up to two years following termination.  In the event of a qualifying termination that occurs within the period commencing three months prior to and ending 24 months after a change in control, in lieu of the foregoing severance benefits, Mr. Galligan will be eligible to receive the sum of 18 months of base salary and 1.5 times the NEO’s target annual bonus, payable in a lump sum, up to 18 months of COBRA reimbursement, full vesting acceleration for each outstanding equity award and extended exercisability of each of his then-vested non-qualified stock options for up to two years following termination. Mr. Galligan must timely deliver an effective release of claims to us in order to be eligible for the foregoing severance benefits.

In addition, pursuant to Mr. Galligan’s CIC Severance Agreement, in the event Mr. Galligan experiences a qualifying termination prior to June 5, 2021, then until June 5, 2021, Mr. Galligan will serve as a special advisor to the Company and provide transition services on an as-needed basis in his area of expertise, work experience and responsibility.  In exchange for such transition services, each outstanding and unvested RSU granted to Mr. Galligan on May 27, 2019, after giving effect to any applicable accelerated vesting, will continue to vest in accordance with its original vesting schedule, subject to Mr. Galligan’s continued services.  Prior to its amendment and restatement in June 2019, Mr. Galligan’s CIC Severance Agreement provided for the same severance benefits as those with our other NEOs, described below.

Pursuant to the terms of the CIC Severance Agreements with our other NEOs, in the event the NEO experiences a qualifying termination, then the NEO will receive as severance six months of base salary in a single cash lump sum payment and up to six months of COBRA reimbursement; provided, that in the event of a qualifying termination that occurs within the period commencing three months prior to and ending 24 months after a change in control, each NEO would be eligible to receive the sum of 18 months of base salary and 1.5 times the NEO’s target annual bonus, payable in a lump sum, up to 18 months of COBRA reimbursement and full vesting acceleration for each stock option and other equity award held by the NEO. The NEO must timely deliver an effective release of claims to us in order to be eligible for the foregoing severance benefits.

Each of the foregoing agreements provides for a parachute payment “best pay” provision, under which payments and benefits will either be made to the executive in full or as to such lesser amount as which would result in no portion of the payments and benefits being subject to an excise tax under Section 280G of the Code, whichever of the foregoing amounts is greater on an after-tax basis.

In June 2019, the Compensation Committee approved amending each existing CIC Severance Agreement to provide for an indefinite term in lieu of the original three-year term.  However, Mr. Galligan’s CIC Severance Agreement expires on June 5, 2021.

Equity Awards

The terms of the PSUs granted to Mr. Grossman in 2019 provide that in the event Mr. Grossman experiences a covered termination other than in connection with a change in control, the number of PSUs calculated by multiplying 111,111 by the quotient obtained by dividing the number of days from the grant date to the termination date by 1,096 will vest.  In addition, in the event of (i) a change in control or (ii) a covered termination during the three months prior to a change in control, in either case, before the end of the performance period, then the performance period will end at a date within ten days before the change in control, and the applicable achievement factor will be calculated using the change in control price as the absolute stock price and as the ending price for the TSR calculation.

Under our 2014 Equity Incentive Award Plan, in the event that outstanding awards are not assumed or substituted in connection with a change in control, such outstanding awards will accelerate in full, provided that any performance-based awards will vest in accordance with the terms and conditions of the applicable award agreement.

Elghandour Separation Agreement

In connection with Mr. Elghandour’s resignation in March 2019, we entered into a separation agreement with him, the terms of which are described above under “Change in Control and Severance Arrangements.”

The following table shows the payments and benefits that would be made to our NEOs assuming a qualifying termination or a qualifying termination following a change in control occurred on December 31, 2019 under the agreements in effect as of this date, except in the case of Mr. Elghandour, for whom actual amounts paid in connection with his separation are shown.

Name	Base Salary and Target Bonus ($)	COBRA Premiums ($)	Equity Acceleration ($) (1)	Total Potential Payment ($) (2)
D. Keith Grossman
Covered Termination	1,600,000	39,798	12,126,684	13,766,482
Covered Termination in Connection with a CIC	4,000,000	49,748	54,982,633	59,032,381
Rami Elghandour
Resignation in March 2019	2,800,000	23,036	—	2,823,036
Andrew H. Galligan
Qualifying Termination	445,000	28,976	1,538,351	2,012,327
Qualifying Termination in Connection with a CIC	1,101,375	43,464	2,666,372	3,811,211
Niamh Pellegrini
Qualifying Termination	225,000	14,488	—	239,488
Qualifying Termination in Connection with a CIC	1,147,500	43,464	7,663,519	8,854,483
Michael Carter
Qualifying Termination	175,000	14,488	—	189,488
Qualifying Termination in Connection with a CIC	531,000	43,464	10,063,369	10,637,833
Kashif Rashid
Qualifying Termination	200,000	14,488	—	214,488
Qualifying Termination in Connection with a CIC	960,000	43,464	4,966,540	5,970,004

(1) With respect to options, the value of equity acceleration was calculated by (i) multiplying the number of accelerated shares of common stock underlying the unvested, in-the-money options by $117.54, the closing stock price of our common stock on December 31, 2019 and (ii) subtracting the exercise price for the unvested stock options. With respect to RSUs, the value of equity acceleration was calculated by multiplying the number of accelerated RSUs by $117.54, the closing stock price of our common stock on December 31, 2019, the last trading day of fiscal 2019. Amounts shown for a Covered Termination in Connection with a CIC or a Qualifying Termination in Connection with a CIC also represent amounts that would vest in the event of a change in control in which awards were not assumed or substituted.  For Mr. Grossman’s PSUs, the number of PSUs vesting in the event of a covered termination in connection with a change in control is based on an achievement factor of 3.46, reflecting the amount that would have been earned had the performance period ended on December 31, 2019, and valued at $45,187,555.  Mr. Grossman would receive such vesting in the event of a change in control or a covered termination within the three months prior to a change in control.

(2) Other than with respect to Mr. Elghandour, amounts shown are the maximum potential payment the NEO would have received as of December 31, 2019. Amounts of any reduction pursuant to the parachute payment best pay provision, if any, would be calculated upon actual termination of employment.

Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our CEO.

Annual total compensation of the CEO for 2019	$14,259,299
Annual total compensation of the median employee for 2019	$175,206
Approximate ratio of annual total compensation of the CEO to the median employee	81.4 : 1

The Company chose December 31, 2019 as the date for establishing the employee population used in identifying the median employee and used fiscal 2019 as the measurement period. The Company identified the median employee using a consistently applied compensation measure which includes annual base salary or wages, earned annual performance-based cash bonuses and commissions and equity awards based on their grant date fair values. Permanent employees who joined in 2019 were assumed to have worked for the entire year. The annual total compensation of the median employee and the annual total compensation of our CEO were calculated in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K.

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records and the methodology described above. The SEC rules for identifying the median-compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Therefore, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Compensation Risk Assessment

Consistent with the SEC’s requirements, we have assessed our compensation programs for all employees. We have concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on us. Management has evaluated our executive and employee compensation and benefits programs to determine if these programs’ provisions and operations create undesired or unintentional risk of a material nature. The risk assessment process includes a review of program policies and practices; analysis to identify risks and risk controls related to our compensation programs; and determinations as to the sufficiency of risk identification, the balance of potential risk to potential reward, the effectiveness of our risk controls and the impacts of our compensation programs and their risks to our strategy. Although we periodically review all compensation programs, we focus on the programs with variability of payout, with the ability of a participant to directly affect payout and the controls on participant action and payout. In relation to this, we believe that our incentive compensation arrangements provide incentives that do not encourage risk taking beyond our ability to effectively identify and manage significant risks and are compatible with effective internal controls and our risk management practices.

The Compensation Committee monitors our compensation programs on an annual basis and expects to make modifications as necessary to address any changes in our business or risk profile.

Equity Compensation Plan Information

The following table provides certain information as of December 31, 2019, with respect to all of our equity compensation plans in effect on that date.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity Compensation Plan Approved by Stockholders (1)(2)(3)	2,934,517	(4)	$50.80	(5)	4,842,429	(6)
Equity Compensation Plan Not Approved by Stockholders	—		$—		—
Total	2,934,517				4,842,429

(1)	Includes the 2014 Equity Incentive Award Plan, the 2007 Stock Incentive Plan and the 2014 Employee Stock Purchase Plan.
(2)

The 2014 Equity Incentive Award Plan contains an “evergreen” provision, pursuant to which the number of shares of common stock reserved for issuance or transfer pursuant to awards under the 2014 Equity Incentive Award Plan shall be increased on the first day of each year beginning in 2015 and ending in 2024, equal to the lesser of (A) four percent (4%) of the shares of common stock outstanding (on an as converted basis) on the last day of the immediately preceding fiscal year and (B) such smaller number of shares of stock as determined by our Board; provided, however, that no more than 11,125,000 shares of stock may be issued upon the exercise of incentive stock options.

(3)

The 2014 Employee Stock Purchase Plan contains an “evergreen” provision, pursuant to which the maximum number of shares of our common stock authorized for sale under the 2014 Employee Stock Purchase Plan shall be increased on the first day of each year beginning in 2015 and ending in 2024, equal to the lesser of (A) one percent (1%) of the shares of common stock outstanding (on an as converted basis) on the last day of the immediately preceding fiscal year and (B) such number of shares of common stock as determined by our Board; provided, however, no more than 2,166,666 shares of our common stock may be issued thereunder.  As of December 31, 2019, 1,161,645 shares of our common stock were reserved for issuance under the 2014 Employee Stock Purchase Plan, of which up to 1,000,000 shares may be issued with respect to the purchase period in effect as of December 31, 2019, which purchase period will end on May 15, 2020.

(4)

Consists of 1,466,670 shares of common stock underlying outstanding options under the 2014 Equity Incentive Plan, 179,515 shares of common stock underlying outstanding options under the 2007 Stock Incentive Plan, and 1,288,332 shares of common stock underlying outstanding restricted stock units under the 2014 Equity Incentive Plan.

(5)

Represents the weighted average exercise price of outstanding options and is calculated without taking into account shares of common stock subject to outstanding restricted stock units that become issuable without the payment of a purchase price as those units vest.  As of December 31, 2019, the weighted average exercise price of options under the 2014 Equity Incentive Plan was $56.58, and the weighted average exercise price of options under the 2007 Stock Incentive Plan was $3.57.

(6)

Includes 3,680,784 shares that were available for future issuance under the 2014 Equity Incentive Plan and 1,161,645 shares that were available for issuance under the 2014 Employee Stock Purchase Plan, of which up to 1,000,000 shares may be issued with respect to the purchase period in effect as of December 31, 2019, which purchase period will end on May 15, 2020.

INFORMATION ABOUT STOCK OWNERSHIP

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information as to the beneficial ownership of our common stock as of March 27, 2020 for:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock;
•	each named executive officer as set forth in the summary compensation table above;
•	each of our directors; and
•	all executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of March 27, 2020 and shares of our common stock subject to RSUs that will vest within 60 days of March 27, 2020 are deemed to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Percentage ownership of our common stock in the table is based on 32,020,072 shares of our common stock issued and outstanding on March 27, 2020. Unless otherwise indicated, the address of each of the individuals and entities named below is c/o Nevro Corp., 1800 Bridge Parkway, Redwood City, California 94065.

	Shares of Common Stock Beneficially Owned (1)
Name of Beneficial Owner	Common Stock	Securities That May Be Acquired Within 60 Days	Number of Shares Beneficially Owned	Percent
5% Stockholders:
T Rowe Price Associates(2)	3,750,196	—	3,750,196	11.7%
The Vanguard Group(3)	2,746,109	—	2,746,109	8.6%
BlackRock, Inc.(4)	2,727,823	—	2,727,823	8.5%
D.E. Shaw & Co., L.P.(5)	1,932,518	—	1,932,518	6.0%
Alger Associates Inc.(6)	1,913,958	—	1,913,958	6.0%
HealthCor Management, L.P.(7)	1,747,620	—	1,747,620	5.5%
Named Executive Officers and Directors:
D. Keith Grossman(8)	20,423	—	20,423	*
Rami Elghandour(9)	48,579	—	48,579	*
Andrew H. Galligan(10)	44,717	124,787	169,504	*
Niamh Pellegrini	—	—	—	*
Michael Carter (11)	9,837	24,593	34,430	*
Kashif Rashid(12)	6,658	23,593	30,251	*
Michael DeMane(13)	519,383	167,999	687,382	2.1%
Frank Fischer(14)	34,789	22,357	57,146	*
Wilfred E. Jaeger, M.D.(15)	36,856	22,357	59,213	*
Shawn T McCormick(16)	4,503	28,009	32,512	*
Kevin O'Boyle (17)	2,326	—	2,326	*
Karen Prange	—	—	—	*
Brad Vale, Ph.D., D.V.M.(18)	7,620	22,629	30,249	*
Elizabeth Weatherman (19)	8,834	—	8,834	*
All 13 directors and executive officers as a group(20)	695,946	436,324	1,132,270	3.5%

*	Represents beneficial ownership of less than one percent of the outstanding shares of common stock.

(1)

Represents shares of common stock held, options held by such individuals that were exercisable within 60 days of March 27, 2020 and shares deliverable under RSUs that will vest within 60 days of March 27, 2020. Includes shares held in the beneficial owner’s name or jointly with others, or in the name of a bank, nominee or trustee for the beneficial owner’s account. Reported numbers do not include options that vest more than 60 days after March 27, 2020.

(2)

As reported on Schedule 13G/A filed with the SEC on March 10, 2020. The report states that (a) T. Rowe Price Associates, Inc. has sole voting power over 688,230 shares and sole dispositive power over 3,750,196 shares and (b) T. Rowe Price New Horizons Fund, Inc. has sole voting power over 1,841,874 shares.  The address of Price T Rowe Associates Inc. is 100 East Pratt St., Baltimore, MD 21202.

(3)

As reported on Schedule 13G/A filed with the SEC on February 12, 2020. The report states that The Vanguard Group (“Vanguard”) has sole dispositive power over 2,681,623 shares, shared dispositive power over 64,486 shares, sole voting power over 63,431 shares and shared voting power over 5,009 shares. Vanguard reported its beneficial ownership on behalf of itself and the following: Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd., each a wholly-owned subsidiary of Vanguard. The address of Vanguard is 100 Vanguard Blvd., Malvern, PA  19355.

(4)

As reported on Schedule 13G/A filed with the SEC on February 5, 2020. The report states that BlackRock Inc. has sole voting power over 2,671,312 shares and sole dispositive power over 2,727,823 shares.  The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(5)

As reported on Schedule 13G/A filed with the SEC on February 14, 2020. The report states that D.E Shaw & Co., L.L.C. beneficially owns 1,519,059 shares, which is composed of (a) 780,105 shares held by D.E. Shaw Oculus Portfolios, L.L.C., (b) 738,871 shares held by D.E. Shaw Valence Portfolios, L.L.C. and (c) 83 shares held by D.E. Shaw Asymptote Portfolios, L.L.C.  The report also shows that D.E. Shaw & Co., L.P. and David E. Shaw each beneficially owns 1,932,518 shares, which is composed of 413,459 shares under the management of by D.E. Shaw Investment Management, L.L.C. in addition to the shares owned by the entities mentioned above. These securities are beneficially owned by investment companies or other managed accounts that are investment management clients of investment managers that are direct and indirect subsidiaries of D.E. Shaw & Co., L.P.  David E. Shaw is the President and sole shareholder of D.E. Shaw & Co., Inc., which is the general partner of D.E. Shaw & Co., L.P.  The address of D.E. Shaw & Co., L.P. is 1166 Avenue of the Americas, 9th Floor, New York, NY 10036.

(6)

As reported on Schedule 13G filed with the SEC on February 14, 2020. The report states that Alger Associates, Inc. and Alger Group Holdings, LLC (“AGH”) each has sole voting power over 1,913,958 shares and sole dispositive power over 1,913,958 shares.  These securities are beneficially owned by one or more open-end investment companies or other managed accounts that are investment management clients of Fred Alger Management, LLC, a registered investment adviser, which is a 100% owned subsidiary of AGH.  AGH is a 100% owned subsidiary of Alger Associates, Inc., a holding company. The address of Alger Associates, Inc. is 360 Park Avenue South, New York, NY 10010.

(7)

As reported on Schedule 13G filed with the SEC on March 27, 2020. The report states that (a) HealthCor Management, L.P., HealthCor Associates, LLC, Arthur Cohen and Joseph Healey each beneficially owns 1,747,620 shares, (b) HealthCor Group, LLC beneficially owns 905,990 shares, (c) HealthCor Sanatate Offshore Master Fund, L.P. and HealthCor Offshore II GP, LLC each beneficially owns 463,382 shares, (d) HealthCor Offshore Master Fund, L.P. and HealthCor Offshore GP, LLC each beneficially owns 436,618 shares, and (e) HealthCor Market Neutral Master Fund, L.P. and HealthCor Market Neutral GP, LLC each beneficially owns 5,990 shares. These securities are beneficially owned by investment companies or other managed accounts that are investment management clients of investment managers that are direct and indirect subsidiaries of HealthCor Management, L.P. The address of HealthCor Management L.P. is 55 Hudson Yards, 28th Floor, New York, NY 10001.

(8)	Consists of 20,423 shares held by Mr. Grossman.
(9)	Reflects 48,579 shares held by Mr. Elghandour’s as of March 18, 2019, the effective date of his resignation.
(10)	Consists of 44,717 shares held by Mr. Galligan and 124,787 shares that may be acquired pursuant to the exercise of stock options within 60 days of March 27, 2020.
(11)	Consists of 9,837 shares held by Mr. Carter and 24,593 shares that may be acquired pursuant to the exercise of stock options within 60 days of March 27, 2020.
(12)	Consists of 6,658 shares held by Mr. Rashid and 23,593 shares that may be acquired pursuant to the exercise of stock options within 60 days of March 27, 2020.
(13)

Consists of 426,829 shares held by Mr. DeMane, 42,554 shares held by Catherine Q. DeMane Trustee, Michael F. DeMane 2012 Irrevocable Trust U/A/D July 26, 2012 (the “DeMane Irrevocable Trust”), 50,000 shares held by Michael DeMane Trustee, Michael F. DeMane 2016 Retailed Annuity Trust U/A/D May 22, 2017, 167,999 shares that may be acquired pursuant to the exercise of stock options or the delivery of shares underlying RSUs within 60 days of March 27, 2020.  Mrs. DeMane, and not Mr. DeMane, has voting and investment control over the shares held by the DeMane Irrevocable Trust.

(14)

Consists of 34,789 shares held by Mr. Fischer and 22,357 shares that may be acquired pursuant to the exercise of stock options or the delivery of shares underlying RSUs within 60 days of March 27, 2020.

(15)

Consists of 5,303 shares held by Dr. Jaeger, 25,341 shares held by Wilfred E. Jaeger and Judith F. Jaeger, TTEES of the Jaeger Family Trust DTD 4/30/99, 3,106 shares held by Nicholas Graham Jaeger 2002 Irrevocable Trust U/D/T 04/23/2002, 3,106 shares held by Emma Louise Jaeger 2002 Irrevocable Trust U/D/T 04/23/2002, and 22,357 shares that may be acquired pursuant to the exercise of stock options or the delivery of shares underlying RSUs within 60 days of March 27, 2020.

(16)

Consists of 4,503 shares held by Mr. McCormick and 28,009 shares that may be acquired pursuant to the exercise of stock options or the delivery of shares underlying RSUs within 60 days of March 27, 2020.

(17)	Consists of 2,326 shares held by Mr. O’Boyle.
(18)	Consists of 7,620 shares held by Dr. Vale and 22,629 shares that may be acquired pursuant to the exercise of stock options or the delivery of shares underlying RSUs within 60 days of March 27, 2020.
(19)	Consists of 8,834 held by Ms. Weatherman.
(20)

Consists of 695,946 shares held by all 13 directors and executive officers as a group, and 436,324 shares of common stock issuable upon the exercise of stock options or the delivery of share underlying RSUs that will vest within 60 days of March 27, 2020. Excludes holdings of Mr. Elghandour, who resigned on March 18, 2019.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the year ended December 31, 2019, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with, except for a Form 5 filing by Dr. Jaeger.

ADDITIONAL INFORMATION

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

Brokers with account holders who are Nevro stockholders may be “householding” our proxy materials. A single proxy statement may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you notify your broker or the Company that you no longer wish to participate in “householding.”

If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, you may (1) notify your broker, (2) direct your written request to: 1800 Bridge Parkway, Redwood City, California 94065 or (3) contact our Vice President, Investor Relations, Juliet Cunningham, by telephone at (650) 433-3247. Stockholders who currently receive multiple copies of this Proxy Statement at their address and would like to request “householding” of their communications should contact their broker. In addition, the Company will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the Form 10-K, Proxy Statement, Proxy Card or Notice of Internet Availability of Proxy Materials to a stockholder at a shared address to which a single copy of the documents was delivered.

Other Matters

As of the date of this Proxy Statement, the Board does not intend to present any matters other than those described herein at the Annual Meeting and is unaware of any matters to be presented by other parties. If other matters are properly brought before the Annual Meeting for action by the stockholders, proxies will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in the discretion of the proxy holder.

We have filed our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 with the SEC. It is available free of charge at the SEC’s web site at www.sec.gov. Upon written request by a Nevro stockholder, we will mail without charge a copy of our Annual Report on Form 10-K, including the financial statements and financial statement schedules, but excluding exhibits to the Annual Report on Form 10-K. Exhibits to the Annual Report on Form 10-K are available upon payment of a reasonable fee, which is limited to our expenses in furnishing the requested exhibit. All requests should be directed to the Corporate Secretary, 1800 Bridge Parkway, Redwood City, California 94065.

By Order of the Board of Directors

/S/ D. KEITH GROSSMAN
D. Keith Grossman
President and Chief Executive Officer
April 9, 2020

VOTE BY INTERNET   Before The Meeting - Go to www.proxyvote.com  Use the Internet to transmit your voting instructions and for electronic delivery  of information up until 11:59 p.m. Eastern Time the day before the cut-off date  or meeting date. Have your proxy card in hand when you access the web site  and follow the instructions to obtain your records and to create an electronic  voting instruction form.  During The Meeting - Go to www.virtualshareholdermeeting.com/NVRO2020  You may attend the Meeting via the Internet and vote during the Meeting. Have  the information that is printed in the box marked by the arrow available and  follow the instructions.  VOTE BY PHONE - 1-800-690-6903  Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have  your proxy card in hand when you call and then follow the instructions.  VOTE BY MAIL  Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.  NEVRO CORP.   1800 BRIDGE PARKWAY  REDWOOD CITY, CA 94065  D07263-P35790  For  All   Withhold  All  For All  Except  NEVRO CORP.  To withhold authority to vote for any individual  nominee(s), mark "For All Except" and write the  number(s) of the nominee(s) on the line below.  The Board of Directors recommends you vote FOR the following:  !  !  !  1. Election of Directors   Nominees:   01) Frank Fischer   02) Shawn T McCormick   03) Kevin O'Boyle  For   Against  Abstain  The Board of Directors recommends you vote FOR the following proposals:  !  !  !  2. To ratify the selection, by the Audit Committee of the Company's Board of Directors, of PricewaterhouseCoopers LLP as the independent registered  public accounting firm of the Company for its fiscal year ending December 31, 2020  !  !  !  3. To approve, on a non-binding advisory basis, the compensation of the named executive officers as disclosed in the Company's proxy statement in  accordance with the compensation disclosure rules of the Securities and Exchange Commission  NOTE: The proxies are authorized to vote in their discretion upon such other business as may properly come before the Annual Meeting or any adjournment  or postponement thereof.  !  For address changes and/or comments, please check this box  and write them on the back where indicated.  Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor,  administrator, or other fiduciary, please give full title as such. Joint owners should each sign  personally. All holders must sign. If a corporation or partnership, please sign in full corporate  or partnership name by authorized officer.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.  D07264-P35790  NEVRO CORP.  Annual Meeting of Stockholders  May 21, 2020 10:30 AM, PDT  This proxy is solicited by the Board of Directors  The stockholder(s) hereby appoint(s) D. Keith Grossman, Andrew H. Galligan and Kashif Rashid, or any of them, as proxies, each  with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse  side of this ballot, all of the shares of Common Stock of NEVRO CORP. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:30 AM, PDT on May 21, 2020, at www.virtualshareholdermeeting.com/NVRO2020,  and any adjournment or postponement thereof, on all matters set forth on the reverse side and in the discretion of the proxies  upon such other matters as may properly come before the Annual Meeting.  This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this  proxy will be voted in accordance with the Board of Directors' recommendations.  Address Changes/Comments: _______________________________________________________________________________  ________________________________________________________________________________________________________   (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)  Continued and to be signed on reverse side